UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TRANSDIGM GROUP INCORPORATED

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the annual meeting of stockholders of TransDigm Group Incorporated, a Delaware corporation, will be held at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114, on Tuesday, July 12, 2022, at 9:00 a.m., Eastern time, for the following purposes:

1.	To elect 11 directors, each to serve a one-year term and until a successor has been duly elected and qualified;

2.	To ratify the selection of Ernst & Young LLP as TransDigm’s independent registered public accounting firm for TransDigm’s fiscal year ending September 30, 2022;

3.	To conduct an advisory vote (“say on pay”) on compensation paid to TransDigm’s named executive officers; and

4.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on May 18, 2022 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, please vote on the Internet, by phone or by completing and returning the enclosed proxy card.

By order of the Board of Directors,

Halle Martin

Secretary

June 1, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON JULY 12, 2022.

The Proxy Statement and Proxy Card are available at

http://www.transdigm.com/investor-relations/annual-proxy

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held July 12, 2022

PROXY STATEMENT SUMMARY

This summary highlights the proposals to be acted upon, as well as selected executive compensation and corporate governance information described in more detail in this Proxy Statement.

2022 Annual Meeting of Stockholders

Meeting site: 1301 East Ninth Street, Suite 3000 Cleveland, Ohio 44114	Date and time: Tuesday, July 12, 2022 9:00 a.m., Eastern time

The record date for the annual meeting is May 18, 2022. Only stockholders of record as of the close of business on this date are entitled to vote at the annual meeting.

Proposal	Recommendation of the Board
1. Election of directors	FOR each of the nominees
2. Ratification of appointment of independent registered public accounting firm	FOR
3. Advisory vote to approve executive compensation	FOR

You may vote online prior to the meeting by visiting www.proxyvote.com or calling 1-800-690-6903 and, in each case, entering the control number found in your notice of internet availability of proxy materials or, if you requested printed copies of the proxy materials, by phone or by mail. You may also vote in person at the annual meeting. For more detailed information, see the section entitled “Voting Procedures” on page 57.

2021 Business Highlights

	FY 2021 (1)		FY 2020

Revenue	$4.8 billion	- 6%	$5.1 billion
Net Income from Continuing Operations	$681 million	+4%	$653 million
GAAP Earnings Per Share	$10.41 per share		$8.14 per share
EBITDA As Defined (2)	$2.2 billion	-4%	$2.3 billion
Adjusted Net Income (2)	$708 million	-15%	$829 million
Adjusted Earnings Per Share (3)	$12.13 per share		$14.47 per share

○	FY 1993 – 2021 Revenue compound annual growth rate (CAGR) 18%

○	FY 1993 – 2021 EBITDA As Defined CAGR 21%

○	EBITDA as Defined Margin expansion from 20% to almost 50% pre-pandemic

(1)

Results in FY 2021 continued to be negatively impacted by the COVID-19 pandemic. The commercial aerospace industry became significantly disrupted in 2020 due to the steep decline in worldwide air travel demand resulting from the pandemic. Air travel remained depressed in 2021 compared to pre-pandemic levels of activity. The COVID-19 pandemic first began to cause a significant adverse impact on our financial results in the second half of FY 2020 and continued to adversely affect our full fiscal year 2021 financial results.

(2)

EBITDA As Defined, Adjusted Net Income and Adjusted Earnings Per Share are all non-GAAP financial measures. See the appendix to the 2021 10-K accompanying this proxy statement for a historical reconciliation of EBITDA As Defined to Net Income and Adjusted Net Income.

(3)

Adjusted Earnings Per Share is calculated by taking TransDigm’s Adjusted Net Income and dividing it by the Total Shares for Basic and Diluted Earnings Per Share. Total Shares for Basic and Diluted Earnings Per Share are disclosed in the 2021 10-K accompanying this Proxy Statement.

Amidst another year of challenging commercial aerospace market conditions given the ongoing pandemic during fiscal 2021, TransDigm’s management team remained committed to our operating strategy and focused on those things that were under our control including careful management of our cost structure. This disciplined focus, allowed us to continue building value for TransDigm’s investors and all other stakeholders. We were able to achieve an EBITDA As Defined margin of 45.6% for the full year fiscal 2021. The fourth quarter of fiscal 2021 achieved an EBITDA As Defined margin of 49.7%, which is nearing pre-pandemic EBITDA As Defined margin highs. Throughout fiscal 2021, we had strong operating cash flow generation. We closed fiscal 2021 with over $4.7 billion of cash.

Management’s expert execution allowed us to have the financial flexibility to focus on effective capital allocation through the purchase of Cobham Aero Connectivity (“CAC”) for $965 million in January 2021. CAC expands the Company’s platform of unique proprietary content with significant aftermarket exposure for the aerospace and defense industry. Since its acquisition, the CAC integration has progressed well. The Company also had strategic divestitures in fiscal 2021 to continue optimizing our portfolio. The businesses divested did not fit well with the Company’s long-term strategy and included Avista Inc., Racal Acoustics, Technical Airborne Components, ScioTeq and TREALITY Simulation Visual Systems. The acquisition of CAC and the strategic divestures in fiscal 2021 will help us to continue delivering the private equity-like returns our investors have come to expect from investment in our stock.

Executive Compensation Program

Our executive compensation program is designed with policies and practices and clear guiding principles that align the compensation of our named executive officers with our stockholders’ interests. While the overall design of the program has been fairly consistent, we have made a number of changes (highlighted below) in the last year aimed to respond to investor feedback.

Annual Base Salary

Fixed element of annual compensation

•   Modest increases to annual base salary in 2021

•   In 2021, our Executive Chairman and Vice Chairman (both of whom have since retired) were paid their annual salary in stock options instead of cash

Annual Cash Incentive

Short-term cash incentive with variable payout opportunities.

•   Payout criteria for 2021 was based on EBITDA and EBITDA margin

✓ As promised, for 2022 and beyond, we have eliminated overlapping performance metrics between the annual cash incentive and long-term equity incentive

Long-Term Equity Awards

Long-term equity incentives in the form of performance-based stock options with multi-year vesting schedules

•   No change in payout criteria for options granted in fiscal 2017-2019.

•   Payout criteria for options granted in 2020-21 and vesting in 2021 was based on EBITDA and EBITDA margin, in light of the impact of the COVID-19 pandemic.

•   No discretionary vesting in 2021.

✓ The Compensation Committee has adopted a policy that it will not use discretion in vesting performance-based options in the future.

✓ The Compensation Committee has adopted a policy that it will not make discretionary amendments to any then current-year performance targets in the future.

✓ For 2022 and beyond, all performance vesting has returned to the original annual operating performance (AOP criteria) (including for options granted in 2020-21)

✓ For options granted in 2020-22, a cap on carryforward and carrybacks implemented

✓ Starting in fiscal 2021, alternative market vesting eliminated

Dividend Equivalents

Dividend equivalents paid on vested options

✓ For future dividends, directors (including the Chief Executive Officer) will receive dividends only by means of adjustment of exercise price of options

•   Dividend equivalents, in cash for non-directors and as reduction in exercise price for directors, is permitted by stockholder-approved option plans.

Chairman Transition

In 2021 our Executive Chairman transitioned to non-executive Chair.

•   In connection therewith, we terminated his employment agreement and issued a one-time grant of options in lieu thereof in exchange for his service as Chair through 2024.

For a detailed discussion of our executive compensation program, see the section entitled “Executive Compensation” beginning on page 23.

Corporate Governance

Responsible Stewardship

TransDigm’s Board and governance structure is designed to foster principled actions, informed and effective decision-making, and appropriate monitoring of compliance and performance, assuring that the long-term interests of stockholders are being served. Directors are expected to take a proactive approach to their positions to ensure that TransDigm is committed to business success through the maintenance of high standards of responsibility and ethics.

Please see our 2021 Stakeholder Report located at www.transdigm.com/investor-relations/corporate-governance/ for more information about our environmental, social and governance practices.

Selected Areas of Board and Committee Oversight in 2021

	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Full Board of Directors
Corporate Strategy				●
Enterprise Risk Management	●			●
Cybersecurity	●			●
Legal and Regulatory Compliance	●			●
Environment			●	●
Diversity			●	●
Succession Planning		●	●	●
COVID Impact	●	●		●
Governance Issues			●	●

CORPORATE GOVERNANCE

This section describes the role and structure of TransDigm’s Board of Directors and our corporate governance framework.

Role of the Board of Directors

TransDigm’s Board oversees the Chief Executive Officer and other senior management in the competent and ethical operation of TransDigm and ensures that the long-term interests of stockholders are being served. To satisfy the Board’s duties, directors are expected to take a proactive approach to their positions to ensure that TransDigm is committed to business success and high standards of responsibility and ethics.

TransDigm’s key governance documents, including our Corporate Governance Guidelines, are available at www.transdigm.com/investor-relations/corporate-governance. The Board met seven times during 2021. In fiscal 2021, independent directors met in executive session after each regularly scheduled Board meeting. Each member of the Board who served during 2021 attended or participated in 75% or more of the aggregate of the total number of meetings of the Board and each committee of the Board on which such member served during 2021, except that Mr. Dunn attended less than 75% of the meetings. Mr. Dunn missed one Board meeting and two committee meetings as a result of a medical emergency that occurred on the date of the committee meetings and after he had already traveled to Cleveland for the meetings; he was still in the hospital for the Board meeting the following day. In addition, Mr. Dunn missed two telephonic meetings relating to TransDigm’s potential acquisition of Meggitt plc that were called on short notice.

The Board does not hold a meeting on the date of our annual stockholder meeting and we have not established a policy regarding director attendance at the stockholder meeting. Two directors attended the 2021 annual stockholder meeting.

Composition of the Board and its Committees

The Board believes that its current leadership structure, in which the roles of Chairman and CEO are separated, best serves the Board’s ability to carry out its roles and responsibilities on behalf of TransDigm’s stockholders, including its oversight of management. The Board also believes that the current structure allows our CEO to focus on managing TransDigm, while leveraging our Chairman’s experience with respect to capital allocation, acquisitions and the strategic vision and culture of TransDigm and to drive accountability at the Board level. The Board has determined that all Board members, other than Messrs. Stein and Howley, are independent under applicable rules of the New York Stock Exchange (“NYSE”).

TransDigm’s Board has a standing Audit Committee, Compensation Committee, Nominating & Corporate Governance Committee and Executive Committee. The Board has determined that all members of the Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee are independent under applicable NYSE and Securities and Exchange Commission (“SEC”) rules for committee memberships, and that each member of the Audit Committee also meets the additional independence criteria set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Each committee operates under a written charter adopted by the Board, which is available at www.transdigm.com/investor-relations/corporate-governance/. The current composition of the Board and its committees is as follows:

	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Executive Committee	Independent	# of Other Public Company Boards

David Barr			●		●	0

Jane Cronin	●				●	0

Mervin Dunn		●	●		●	0

Michael Graff					●	0

Sean Hennessy		●		●	●	1

W. Nicholas Howley, Chairman						1

Raymond Laubenthal					●	0

Gary E. McCullough	●				●	1

Michele Santana	●		●		●	0

Robert Small		●		●	●	0

John Staer	●		●		●	0

Kevin Stein, President and CEO						0

           Chair

Audit Committee

The Audit Committee oversees issues regarding accounting and financial reporting processes and audits of TransDigm’s financial statements; assists the Board in monitoring the integrity of TransDigm’s financial statements, compliance with legal and regulatory requirements, independent auditor’s qualifications and independence and the performance of TransDigm’s internal audit function and independent auditors; is responsible for the appointment, compensation, retention and oversight of the work of TransDigm’s independent auditors; and provides a forum for consideration of matters relating to audit issues, enterprise risk management and cybersecurity. Each Audit Committee member is independent under NYSE listing standards and as such term is defined in Rule 10A-3(b)(1). The Board has also determined that Mr. Hennessy, Ms. Santana and Ms. Cronin each qualify as an “audit committee financial expert”. The Audit Committee met eight times during 2021.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to compensation of TransDigm executives; oversees TransDigm’s compensation and employee benefit plans and practices; and has sole discretion concerning administration of TransDigm’s stock option plans, including selection of individuals to receive awards, types of awards, the terms and conditions of the awards and the time at which awards will be granted, other than awards to directors, which are approved by the full Board. For a description of the Compensation Committee’s processes and procedures, including the roles of its independent compensation consultant and the CEO in support of the Compensation Committee’s decision-making process, see the section entitled “Compensation Discussion and Analysis” beginning on page 23. Each Committee member is independent under NYSE listing standards, and a “non-employee director” as defined in Section 16(b) of the Securities Exchange Act of 1934. In determining independence, the Board affirmatively determined that none of the Compensation Committee members has a relationship with TransDigm that is material to his ability to be independent from management in connection with his duties on the Committee. The Compensation Committee met six times during 2021.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee’s duties and responsibilities include overseeing and assisting the Board in identifying and recommending nominees for election as directors; recommending to the Board qualifications for committee membership, structure and operation; recommending to the Board directors to serve on each committee; developing and recommending to the Board corporate governance policies and procedures; providing oversight with respect to corporate governance; leading the Board in its annual performance review; overseeing TransDigm’s succession planning; and overseeing TransDigm’s environmental, social and governance initiatives. Each Nominating & Corporate Governance Committee member is independent under NYSE listing standards. The Nominating & Corporate Governance Committee met four times during 2021.

In accordance with its charter and TransDigm’s Corporate Governance Guidelines, the Nominating & Corporate Governance Committee has evaluated and recommended to the full Board each of the nominees named in this Proxy Statement for election to the Board.

Executive Committee

The Executive Committee possesses the power of the Board of Directors during intervals between Board meetings. The Executive Committee held no formal meetings during fiscal 2021.

Corporate Governance Policies and Practices

TransDigm’s governance framework is designed to foster principled actions, informed and effective decision-making, and appropriate monitoring of compliance and performance.

Annual director elections	All directors are elected annually for a one-year term

Retirement policy	Directors are required to retire from the Board when they reach age 75 subject to waiver by the Board upon the recommendation of the Nominating & Corporate Governance Committee

Proxy access	Up to 20 stockholders owning at least 3% of shares continuously for three years may nominate up to two directors

Separation of Chair and CEO roles	We have a separate Chairman and CEO

Prohibitions on hedging, pledging and short selling	We prohibit short sales, transactions in derivatives, hedging and pledging of TransDigm securities by all directors and employees

Stock ownership guidelines	We have robust equity ownership guidelines for our directors, officers and management employees

Succession planning	Our Board regularly reviews executive succession planning

Annual board and committee self-evaluations	Our Board and committees conduct annual performance evaluations

Board Oversight of Risk Management

The Board believes that evaluating the executive team’s management of the risks confronting TransDigm is one of its most important areas of oversight. In carrying out this responsibility, the Board is assisted by each of its committees that considers risks within its areas of responsibility and apprises the full Board of any significant risks and management’s response to those risks. The Board has retained primary oversight of certain areas of risk and management’s response, including corporate strategy. While the Board and its committees exercise oversight of risk management, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees.

Audit Committee’s Role in Oversight of Risk Management

The Audit Committee is charged with the primary responsibility for overseeing enterprise risk management. In accordance with this responsibility, the Audit Committee reviews and discusses with management its program to identify, assess, monitor, manage, and mitigate TransDigm’s significant business risks, including financial, operational, data security, business continuity, tax, legal and regulatory compliance, and reputational risks.

Compensation Committee’s Role in Oversight of Risk Management

The Compensation Committee has primary responsibility to oversee risks related to our compensation programs. In establishing and reviewing our compensation programs, the Compensation Committee evaluated whether the design and operation of our compensation programs or policies encourage our executive officers or our employees to take unnecessary or excessive risks. The Compensation Committee concluded that TransDigm’s compensation programs and policies provide an effective and appropriate mix of incentives to help ensure performance is focused on long-term stockholder value creation, and do not encourage short-term risk taking at the expense of long-term results or create risks that are reasonably likely to have a material adverse effect on TransDigm.

Annual Board and Committee Self-Evaluations

The Board conducts an annual self-evaluation that is intended to determine whether the Board and its committees are functioning effectively. In addition, each of the Audit, Compensation and Nominating & Corporate Governance Committees conducts its own annual self-evaluation and reports the results to the Board. Discussion topics include, among others, Board and committee composition and leadership, meeting effectiveness, appropriateness of agenda topics and information, access to management and outside auditors, and succession planning.

Code of Ethics

We are committed to integrity and ethical behavior and have adopted a Code of Ethics for Senior Financial Officers, a Code of Business Conduct and Ethics and a Whistleblower Policy. Each of these documents is posted on TransDigm’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to TransDigm.

We have a Code of Business Conduct and Ethics that reflects TransDigm’s commitment to honesty, integrity and the ethical behavior of our employees, officers and directors. The Code of Business Conduct and Ethics governs the actions, interactions and working relationships of our employees, officers and directors with customers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom we have contact. The Code of Business Conduct and Ethics sets forth the expectation that employees, officers and directors will conduct business legally and addresses conflict of interest situations, international trade compliance, protection and use of TransDigm assets, corporate opportunities, fair dealing, confidentiality, human rights and reporting of illegal or unethical behavior. The Code of Business Conduct and Ethics expressly prohibits paying, offering, accepting or soliciting bribes in any form, directly or indirectly. Only the Board or the Nominating & Corporate Governance Committee may waive a provision of the Code of Business Conduct and Ethics with respect to an executive officer or director. Any such waiver will be promptly disclosed on our website and as otherwise required by rule or regulation. There were no such waivers in 2021.

We also have a Code of Ethics for Senior Financial Officers that includes additional obligations for our senior financial officers (which includes our president and chief executive officer, chief operating officer, chief financial officer, chief accounting officer, vice president of finance, treasurer, director of internal audit, general counsel, operating unit presidents and operating unit vice presidents of finance).

Only the Audit Committee or the Board may waive a provision of the code with respect to a Senior Financial Officer. Any such waiver, or any amendment to the code, will be promptly disclosed on our website and as otherwise required by rule or regulation. There were no such waivers or amendments in 2021.

We encourage employees to disclose alleged wrongdoing that may adversely impact TransDigm, its customers or stockholders, fellow employees or the public, without fear of retaliation. Our Code of Ethics and Whistleblower Policy set forth procedures for reporting alleged financial and non-financial wrongdoing on a confidential and anonymous basis, a process for investigating reported acts of alleged wrongdoing and a policy of non-retaliation. Reports may be made directly to a supervisor, human resources, operating unit management, executive management, the Chief Financial Officer or Chief Compliance Officer, Audit Committee or Convercent, a third-party service retained on behalf of the Audit Committee. The Audit Committee chair receives notices of complaints and oversees investigation of complaints of financial wrongdoing.

We continually assess our ethics program, including training opportunities, and modify as appropriate. Our managers and supervisors play an important role in reinforcing our policies and commitment to ethics by setting the example of ethical conduct and providing employees with continuous training, education and resources that support the policies. Employees are encouraged to communicate concerns and contact the identified ethics resource contacts.

Transactions with Related Persons

The Board of Directors reviews and must approve all related party transactions. Proposed transactions between TransDigm and related persons are submitted to the full Board for consideration. The relationship of the parties and the terms of the proposed transaction are reviewed and discussed by the Board and the Board may approve or disapprove TransDigm entering into the transaction. All non-de-minimis related party transactions, whether or not those transactions must be disclosed under applicable regulations, are approved by the Board pursuant to the policy.

Several of TransDigm’s Board members and executive officers serve as directors or executive officers of other organizations, including organizations with which TransDigm has commercial and charitable relationships. We do not believe that any director had a direct or indirect material interest in any such relationships during 2021 and through the date of this Proxy Statement.

Reporting and Transparency

TransDigm publicly discloses substantial information about our business across a number of important topics, including in our Stakeholder Report which details our commitments, programs, and progress on the environment, diversity, labor and human rights, and ethics. Our Stakeholder Report can be found at www.transdigm.com/investor-relations/corporate-governance.

Stockholder Engagement

We proactively engage with stockholders and other stakeholders throughout the year to learn their perspectives on significant issues, including company performance and strategy, corporate governance, executive compensation, and environmental, social, and governance topics. This engagement helps us better understand stockholder priorities and perspectives, gives us an opportunity to elaborate upon our initiatives and practices, and fosters constructive dialogue. We take feedback and insights from our engagement with stockholders and other stakeholders into consideration as we review and evolve our practices and disclosures, and further share them with our Board as appropriate.

Communications with the Board

Any matter intended for the Board, or for any individual member of the Board, should be directed to Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114 or at ir@transdigm.com, with a request to forward the communication to the intended recipient. In general, any stockholder communication delivered to TransDigm for forwarding to Board members will be forwarded in accordance with the stockholder’s instructions. However, TransDigm reserves the right not to forward to Board members any abusive, threatening, or otherwise inappropriate materials or any solicitations of merchandise, publications or services of any kind. Information regarding the submission of complaints relating to our accounting, internal accounting controls, or auditing matters is available under our Whistleblower Policy at www.transdigm.com/investor-relations/corporate-governance.

DIRECTORS

This section describes the experience and qualifications of our Board members and how they are compensated.

Directors

TransDigm’s Board consists of a diverse group of highly qualified leaders in their respective fields. Most of our directors have senior leadership experience at major domestic and multinational companies. In these positions, they have gained significant and diverse management experience, including strategic and financial planning, mergers and acquisitions, capital allocation, public company financial reporting, compliance, risk management, and leadership development. They also have experience serving as executive officers, or on boards of directors and board committees, and have an understanding of corporate governance practices and trends. In addition, many of our directors have experience serving nonprofit and philanthropic institutions, and bring unique perspectives to the Board.

Each Board member was chosen to be a director nominee because the Nominating & Corporate Governance Committee and Board believe that he or she demonstrated leadership experience, specific industry or manufacturing experience and experience with capital market transactions. Every director holds or has held executive positions in organizations that have provided him or her with experience in management and leadership development. The Nominating & Corporate Governance Committee and the Board believe that these skills and qualifications, combined with each director’s diverse background and ability to work in a positive and collegial fashion, benefit TransDigm and its stockholders by creating a strong and effective Board.

The Nominating & Corporate Governance Committee recommends potential director candidates to the Board. The Nominating & Corporate Governance Committee identifies nominees by first determining whether current Board members are willing to continue in service. If any Board member does not wish to continue to serve or if the Nominating & Corporate Governance Committee or Board decides not to nominate a member for re-election, then the Nominating & Corporate Governance Committee initially identifies the desired skills and experience in light of the criteria outlined above. The Nominating & Corporate Governance Committee then establishes potential director candidates from recommendations from the Board, senior management, stockholders and third parties. The Nominating & Corporate Governance Committee may retain a search consultant to supplement potential Board candidates if it deems it advisable. In making its recommendations, consistent with the Nominating & Corporate Governance Committee’s charter, the Committee considers independence, character, ability to exercise sound judgment and demonstrated leadership, as well as diversity, age, strategic and financial skills and experience, in the context of the needs of the Board as a whole. The Nominating & Corporate Governance Committee’s charter requires the selection of prospective Board members with personal and professional integrity who have demonstrated appropriate ability and judgment and whom the Committee believes will be effective, in conjunction with the other Board members, in collectively serving the long-term interests of TransDigm and its stockholders. There are no other stated criteria for director nominees. However, the Nominating & Corporate Governance Committee’s charter and our Corporate Governance Guidelines set forth the Board’s commitment to seek out qualified women and minorities to include in the pool from which Board nominees are chosen. In 2021, the Nominating & Corporate Governance Committee, with input from our independent directors, Chairman of the Board and CEO, identified Jane Cronin as a potential candidate and recommended her to the Board. Ms. Cronin was appointed to the Board in June 2021.

The Nominating & Corporate Governance Committee will consider stockholder suggestions concerning qualified candidates for election as directors. To recommend a prospective nominee for the Nominating & Corporate Governance Committee’s consideration, a stockholder must submit the candidate’s name and qualifications to TransDigm’s Secretary, Halle Martin, at the following address: TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114. The Nominating & Corporate Governance Committee has not established specific minimum qualifications a candidate must have in order to be recommended to the Board. However, in determining qualifications for new directors, the Nominating & Corporate Governance Committee will consider potential members’ independence, as well as diversity, age, skill and experience in the context of the Board’s needs as described above. Stockholders who wish to nominate directors directly for election at an annual meeting should do so in accordance with the procedures in our bylaws. In addition, the bylaws provide proxy access to eligible stockholders. The proxy access bylaw provides that a stockholder, or group of up to 20 stockholders, owning at least 3% of our outstanding common stock continuously for at least three years may submit director nominees for the greater of two directors or 20% of the Board seats provided that the stockholder and nominees satisfy the requirements specified in our bylaws. See “STOCKHOLDER PROPOSALS FOR 2023 MEETING” for more information about the procedures for direct nominations and proxy access.

Among our 11 nominees for election to the Board, two self-identify as women and one self-identifies as an individual from an underrepresented community.

Nominees for Election

The following biographies describe the skills, qualities, attributes, and experience of the nominees that led the Nominating & Corporate Governance Committee and the Board to determine that it is appropriate to nominate these directors for election to the Board. Mr. Laubenthal is not standing for re-election.

DAVID BARR

NOMINATING & CORPORATE GOVERNANCE COMMITTEE

David Barr, 58, has been a director since 2017. He also served as a director from 2003 – 2011. Mr. Barr is managing director of Bessemer Investors, a family owned private capital fund. Formerly Mr. Barr served as Managing Director of Warburg Pincus LLC, a private equity fund from 2001 – 2017.

Through his private equity leadership experience, including as former Managing Director of Warburg Pincus LLC, as well as Co-Head of its Industrial and Business Services Team and member of its Executive Management Group, Mr. Barr brings a private equity philosophy to the Board consistent with TransDigm’s management approach. Mr. Barr also has extensive public company experience.

OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS

None

SELECTED DIRECTORSHIPS AND MEMBERSHIPS

Good Shepard Services

President’s Council – Wesleyan University

FORMER PUBLIC COMPANY DIRECTORSHIPS IN THE LAST FIVE YEARS

Builders FirstSource, Inc., a Nasdaq listed supplier of building products and services, through December 31, 2020

ARAMARK Holdings Corp., an NYSE listed provider of food, facilities and uniform services, through February 2016.

JANE CRONIN

AUDIT COMMITTEE*

Jane Cronin, 54, has been a director since June 30, 2021. Ms. Cronin is Senior Vice President and Corporate Controller of Sherwin Williams Company, a manufacturer, developer, distributor and seller of paint, coatings and related products. Ms. Cronin has served in her current role since 2016. Prior to that, Ms. Cronin held roles of increasing responsibility at Sherwin Williams, including Vice President Internal Audit and Loss Prevention and Vice President – Controller, Diversified Brands division.

Ms. Cronin was deemed to be valuable to the Board because of her status and experience as a current accounting officer of a large public company in the manufacturing industry and her experience with acquisition integration. Her service on the Board also provides increased diversity that the Board deems important.

*  Ms. Cronin joined the Audit Committee in October 2021

OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS

None

SELECTED DIRECTORSHIPS AND MEMBERSHIPS

Providence House

MERVIN DUNN

COMPENSATION COMMITTEE

NOMINATING & CORPORATE GOVERNANCE COMMITTEE*

Mr. Dunn, 68, has been a director since 2009. Mr. Dunn has been an Operating Advisor of Clearlake Capital Group, a private investment firm, since 2013 and President and Chief Executive Officer of Merv Dunn Management & Consulting, LLC, a private management consulting company, since 2013. Formerly Mr. Dunn was Chief Executive Officer (2016 – 2017) and Co-Chairman of the Board (2013 – 2016) of Futuris Group of Companies Ltd, a privately held automotive supplier. Mr. Dunn is the retired Chief Executive Officer of Commercial Vehicle Group, Inc., a Nasdaq-listed supplier of systems for the commercial vehicle market, a role he held from 1999 – 2013.

Mr. Dunn brings to the Board his extensive acquisition experience and experience with domestic and international management of an engineered product business, as well as his experience being the chief executive officer of a public company, all of which are useful to the Board.

* Mr. Dunn served as Chair of the Nominating & Corporate Governance Committee until October 2021

OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS

None

MICHAEL GRAFF

COMPENSATION COMMITTEE, CHAIR

Mr. Graff, 70, has been a director since 2003. Mr. Graff is a Senior Advisor at Warburg Pincus LLC, a private equity firm. Prior to 2020, he was a Managing Director of Warburg Pincus since 2003. Formerly he was President and Chief Operating Officer of Bombardier Aerospace, an aerospace manufacturer.

Mr. Graff brings to the Board a knowledge of acquisitions and capital market transactions and significant prior public company board experience, both acquired through his positions with Warburg Pincus. Additionally, with his aerospace industry experience, and his previous management consulting background at McKinsey, Mr. Graff’s industry and management perspective is valuable to the Board.

OTHER CURRENT PUBLIC COMPANY DIRECTORSHPIS

None

FORMER PUBLIC COMPANY DIRECTORSHIPS IN THE LAST FIVE YEARS

Builders FirstSource, Inc., a Nasdaq-listed manufacturer and distributor, through July 2016

SEAN HENNESSY

AUDIT COMMITTEE, CHAIR

COMPENSATION COMMITTEE

EXECUTIVE COMMITTEE

Mr. Hennessy, 64, has served as a director since 2006. He is the retired Senior Vice President, Corporate Planning, Development & Administration of The Sherwin Williams Company, a manufacturer and distributor of coatings and related products, serving in that role from January 2017 – March 2018 in connection with the company’s integration of its Valspar acquisition. Prior to that Mr. Hennessy served as Chief Financial Officer of The Sherwin Williams Company from 2001 – 2016. He is a certified public accountant.

As a certified public accountant and former chief financial officer of a public company engaged in manufacturing, Mr. Hennessy’s finance background and public company experience is valuable and critical for his service on the Board and as Chair of the Audit Committee.

OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS

Perimeter Solutions, SA, an NYSE-listed manufacturer of highly engineered forest fire retardant and suppressant chemicals and equipment and oil additives, from November 2021

SELECTED DIRECTORSHIPS AND MEMBERSHIPS

St. Edward High School

Sisters of Charity Foundation of Cleveland

University Hospitals Miracle Fund

W. NICHOLAS HOWLEY

BOARD CHAIR

EXECUTIVE COMMITTEE, CHAIR

Mr. Howley, 70, was a co-founder of TransDigm in 1993 and has been Chairman of the Board since 2003. He was employed as Executive Chairman from 2018 – August 2021 and served as President and/or Chief Executive Officer of TransDigm from 2003 – 2018 and of TransDigm Inc. from 1998 – 2018.

As a TransDigm co-founder, Mr. Howley brings to the Board an extensive understanding of TransDigm’s business. Mr. Howley has played an integral role in TransDigm’s establishment and implementation of its core strategy on an ongoing basis and in its rapid and strategic growth.

OTHER CURRENT PUBLIC COMPANY DIRECTORHIPS

Perimeter Solutions, SA, an NYSE-listed manufacturer of highly engineered forest fire retardant and suppressant chemicals and equipment and oil additives, from November 2021

SELECTED DIRECTORSHIPS AND MEMBERSHIPS

Cleveland Clinic

Cristo Rey Network

Drexel Fund

Howley Foundation, Chair

Rock and Roll Hall of Fame

St. Martin dePorres High School

FORMER PUBLIC COMPANY DIRECTORSHIPS IN THE LAST FIVE YEARS

EverArc Holdings Limited, a cash shell company listed on the London Stock Exchange, through November 2021 when it merged with Perimeter Solutions

GARY E. MCCULLOUGH

AUDIT COMMITTEE

NOMINATING & CORPORATE GOVERNANCE COMMITTEE, CHAIR*

Mr. McCullough, 63, has served on the Board since 2017. Mr. McCullough has been an advisor to Abundant Venture Partners, a venture capital company, and to various other early stage companies, since 2012. Formerly Mr. McCullough served as Chief Executive Officer of Advertising Resources, Inc., a private company that provided design and packaging co-manufacturing and logistics for consumer package goods companies from 2014 – 2017. Prior to that Mr. McCullough served as President & Chief Executive Officer of Career Education Corporation, a publicly traded education services company, as well as serving in management positions with increasing responsibility at Ross Products, Abbott Laboratories, Wm. Wrigley Jr. Company and The Procter & Gamble Company.

Mr. McCullough brings to the Board public company leadership and public board experience. Mr. McCullough was previously President and Chief Executive Officer and served on the board of directors of Career Education Corporation, a publicly traded education services company, served on the board of directors of The Sherwin Williams Company from 2002—2011, where he served on the audit committee during his entire tenure and served as the audit committee chair during 2011, and served as a co-chair of the Advisory Council for Legacy Acquisition Corporation, a special purpose acquisition company (SPAC) traded on the New York Stock Exchange, until it consummated a business combination in November 2020. His service on the Board also provides increased diversity that the Board deems important.

*  Mr. McCullough became Chair of the Nominating and Corporate Governance Committee in October 2021

OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS

Commercial Metals Company, an NYSE-listed manufacturer, recycler, fabricator and provider of steel and metal products and related materials and services, since October 2021

SELECTED DIRECTORSHIPS AND MEMBERSHIPS

Rush Oak Park Hospital, Chair

Rush University Medical Center

Wright State University Foundation

MICHELE SANTANA

AUDIT COMMITTEE

NOMINATING & CORPORATE GOVERNANCE COMMITTEE

Ms. Santana, 51, has served on the Board since 2018. Ms. Santana has been Chief Financial Officer of Bedrock Manufacturing Company, an investment firm that focuses on retail brands including Shinola (a manufacturer of watches and lifestyle goods) and Filson (a manufacturer of high-end outdoor clothing and accessories), since November 2021. Prior to that, Ms. Santana was Chief Financial Officer of Majestic Steel, a privately held steel company (November 2019 – October 2021) and Chief Financial Officer of Signet Jewelers, an NYSE-listed retail jeweler (2014 – 2019). Prior to that Ms. Santana was Senior Vice President and Controller of Signet and previously had 14 years of public accounting experience. Ms. Santana is a certified public accountant.

Ms. Santana brings to the Board financial and business expertise with her prior experience as a chief financial officer of a large public company combined with her significant prior experience as a public accountant at KPMG. Her service on the Board also provides increased diversity that the Board deems important.

OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS

None

SELECTED DIRECTORSHIPS AND MEMBERSHIPS

Akron Zoo Chair

ROBERT SMALL

COMPENSATION COMMITTEE*

EXECUTIVE COMMITTEE

Mr. Small, 56, has served on the Board since 2010. Mr. Small has been a Managing Director of Berkshire Partners LLC, a private equity investment firm, since 2000 and initially joined the firm in 1992. Since its inception in 2007, Mr. Small has been a Managing Director of Stockbridge Partners LLC, a specialized investment group affiliated with Berkshire focused on marketable securities.

Mr. Small brings to the Board a knowledge of acquisitions and capital market transactions, based on 30 years of experience in the private equity industry, as well as a breadth of board experience. Mr. Small is or has been a director of several of Berkshire’s portfolio companies, including having previously served as director of Hexcel Corporation, a composite materials producer primarily for aerospace applications, which is publicly traded on the NYSE.

* Mr. Small also served on the Audit Committee through October 2021

OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS

None

SELECTED DIRECTORSHIPS AND MEMBERSHIPS

Boston Children’s Hospital Trust

Boys and Girls Clubs of Boston

Kingsley Montessori School

JOHN STAER

AUDIT COMMITTEE

NOMINATING & CORPORATE GOVERNANCE

COMMITTEE

Mr. Staer, 70, has served on the Board since 2012. Mr. Staer retired as Chief Executive Officer of Satair A/S, a subsidiary of Airbus, and a distributor of aerospace products, including parts manufactured by TransDigm subsidiaries, a role he held from 1993 – 2013.

Mr. Staer is valuable to the Board because of his industry experience, international experience (including extensively in Europe and the Pacific Rim), mergers and acquisitions experience, experience as a chief executive officer and chief financial officer, his finance background, and his experience as a public company board member.

OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS

None

FORMER PUBLIC COMPANY DIRECTORSHIPS IN THE LAST FIVE YEARS

EverArc Holdings Limited, a cash shell company listed on the London Stock Exchange, through November 2021

Dalhoff Larsen & Horneman A/S, a Danish public company that is supplier of timber and wood products, through April 2017.

KEVIN STEIN

Mr. Stein, 56, has been on the Board since 2018. Mr. Stein has been Chief Executive Officer of TransDigm since April 2018 and President since January 2017. He also served as Chief Operating Officer from January 2017 – March 2018. Prior to that he was Chief Operating Officer of TransDigm’s Power and Controls Segment from October 2014 – December 2016. Prior to that Mr. Stein was President of the Structurals Division and Executive Vice President of Precision Cast Parts from 2009 – 2014.

Mr. Stein was appointed to the Board in connection with his promotion to Chief Executive Officer. Mr. Stein has extensive manufacturing and aerospace experience.

OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS

None

SELECTED DIRECTORSHIPS AND MEMBERSHIPS

Cleveland Institute of Music

Gilmour Academy

Greater Cleveland Sports Commission

Playhouse Square Foundation

FORMER PUBLIC COMPANY DIRECTORSHIPS IN THE LAST FIVE YEARS

Perimeter Solutions, SA, an NYSE-listed manufacturer of highly engineered forest fire retardant and suppressant chemicals and equipment and oil additives, from November 2021 – April 2022

Director Compensation

Mr. Stein, the only director who is also a TransDigm employee, does not receive any director fees. Mr. Howley also does not receive any director fees, as he received an option grant in connection with the early termination of his employment agreement and transition to non-executive Chairman.

Compensation for non-employee directors for 2021 was as follows:

•

An annual retainer fee of $75,000, with such fee being paid, at the option of each director, either in cash or shares of TransDigm’s common stock, paid semi-annually in arrears (typically in March and September). No additional Board or committee meeting fees were paid.

•	An additional retainer of $15,000 to the chairman of the Audit Committee, paid semi-annually in arrears.

•	An additional retainer of $5,000 to the chairmen of the Compensation and Nominating & Governance Committees, paid semi-annually in arrears.

Historically, every two years, TransDigm made a grant of stock options to each outside director to cover equity compensation for a two-year period. No option grants were made in fiscal 2021. In 2020, the grant was valued at $400,000 on a Black Scholes basis and covered compensation for fiscal 2020 and 2021, granted on the same terms and conditions as those granted to TransDigm employees, including vesting over five years. The terms of the options are discussed in greater detail beginning on page 30. Commencing in fiscal 2022, outside directors other than Mr. Howley will instead receive a grant of stock options annually valued at $200,000 on a Black Scholes basis. This will help avoid investor confusion over the perceived magnitude of director compensation in certain years.

Dividend equivalents are paid on vested options due to the Company’s unique capital allocation strategy of paying infrequent and large extraordinary dividends. Dividend equivalents are discussed in greater detail on page 35. The Board has recently determined that for any future dividends, the Board (including Messrs. Stein and Howley) will receive the dividend equivalent by means of a reduction in the exercise price of the option, rather than in cash. This is contemplated by our existing stockholder-approved equity plans.

Non-employee directors must maintain equity in TransDigm (i.e., stock or vested in-the-money options) equal to at least $250,000 (with a grace period to reach such limit). All of the non-employee directors (other than Ms. Cronin, who is within her grace period) are in compliance with the ownership requirements.

The following table sets forth (in dollars) the compensation paid to TransDigm’s non-employee directors during fiscal 2021.

Name	Fees Earned or Paid In Cash (1)	Stock Awards(1)	Option Awards	All Other Compensation(2)	Total

David Barr	$562	$74,438	-	$78,250	$153,250

Jane Cronin(3)	361	18,389	-	-	18,750

Merv Dunn	5,562	74,438	-	78,250	158,250

Michael Graff	5,562	74,438	-	78,250	158,250

Sean Hennessy	15,562	74,438	-	78,250	168,250

Raymond Laubenthal	562	74,438	-	78,250	153,250

Gary E. McCullough	562	74,438	-	78,250	153,250

Michele Santana	562	74,438	-	55,438	130,438

Robert Small	562	74,438	-	78,250	153,250

John Staer	75,000	-	-	78,250	153,250

(1)

Messrs. Barr, Dunn, Graff, Laubenthal, McCullough and Small and Ms. Santana and Ms. Cronin elected to receive all of their semi-annual board retainer fees as stock. Ms. Cronin was appointed to the Board on June 30, 2021 and received one-quarter of the annual retainer. The shares were issued based on a value established on March 15, 2021 and September 15, 2021, on which dates the last closing price of the common stock on the New York Stock Exchange were $617.46 and $612.96, respectively.

(2)	Represents amounts paid under TransDigm’s dividend equivalent plans.

(3)	Ms. Cronin joined the Board on June 30, 2021.

LOOKING FORWARD… the Board will receive dividend equivalents for dividends declared in the future by means of a reduction in the exercise price of the option, rather than in cash, as contemplated by our stockholder-approved equity plans. This will significantly reduce or eliminate the amounts reported as “All Other Compensation.”

EXECUTIVE OFFICERS

This section describes the experience and qualifications of named executive officers, other than Mr. Howley and Mr. Stein.

Michael Lisman, 39, was appointed Chief Financial Officer in July 2018. Prior to that, Mr. Lisman served as Vice President – Mergers and Acquisitions from January 2018 to June 2018, Business Unit Manager for the Air & Fuel Valves business unit at Aero Fluid Products, a wholly-owned subsidiary of TransDigm Inc., from January 2017 to January 2018 and Director of Mergers and Acquisitions of TransDigm from November 2015 to January 2017. Prior to that, Mr. Lisman worked for Warburg Pincus.

Jorge L. Valladares III, 48, was appointed Chief Operating Officer in April 2019. Prior to that, Mr. Valladares served as Chief Operating Officer — Power & Control from June 2018 to March 2019, Executive Vice President from October 2013 to May 2018, as President of AvtechTyee, Inc. (formerly Avtech Corporation), a wholly-owned subsidiary of TransDigm Inc., from 2009 to 2013, and as President of AdelWiggins Group, a division of TransDigm Inc., from 2008 to 2009.

Sarah Wynne, 48, was appointed Chief Accounting Officer in November 2018. Prior to that, Ms. Wynne served as Group Controller from April 2015 to October 2018, as Controller of the Aero Fluid Products division of AeroControlex Group, Inc., a wholly-owned subsidiary of TransDigm Inc., from 2009 to 2015, and previously in other accounting roles with TransDigm.

Robert Henderson, 66, was appointed Vice Chairman in 2017. Prior to that Mr. Henderson served as Chief Operating Officer—Airframe from October 2014 to December 2016. Mr. Henderson also previously served as Executive Vice President from December 2005 to October 2014, and as President of the AdelWiggins Group, a division of TransDigm Inc., from August 1999 to April 2008. Mr. Henderson retired on December 31, 2021.

EXECUTIVE COMPENSATION

This section describes the executive compensation of our named executive officers and includes the required compensation tables.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with TransDigm management the Compensation Discussion and Analysis set forth below. Based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

        Michael Graff, Chairman                      Mervin Dunn                     Sean  Hennessy                     Robert Small

Compensation Discussion and Analysis

Introduction

The 2021 compensation of our named executive officers appropriately reflects and rewards their significant contributions to TransDigm’s strong performance in another year that presented unique and unprecedented challenges for our executive team to manage. This Compensation Discussion and Analysis explains the guiding principles and practices upon which our executive compensation program is based and the compensation paid to our named executive officers:

•	Kevin Stein, President and Chief Executive Officer
•	Michael Lisman, Chief Financial Officer
•	Jorge L. Valladares III, Chief Operating Officer
•	Sarah Wynne, Chief Accounting Officer
•	Robert Henderson, former Vice Chairman
•	W. Nicholas Howley, former Executive Chair

Mr. Howley transitioned from Executive Chair to non-executive Chair in August 2021 as described elsewhere in this Compensation Discussion and Analysis; Mr. Howley was no longer an employee after such date. Mr. Henderson retired as Vice Chairman in December 2021.

2021 Business Highlights

Throughout fiscal 2021, TransDigm continued to see a rebound in our commercial aerospace end markets. While there is still a considerable amount of progress that needs to take place before the commercial aerospace industry returns to normalcy and stability, we were encouraged by the progression of the commercial aerospace market recovery in the fiscal year. The widespread roll-out of the COVID-19 vaccine, the loosening of travel restrictions and reopening of international borders increased demand for commercial travel across the globe. In fiscal 2021, our commercial end markets recovered from pandemic lows and continued to trend upward as the year progressed.

Even with the encouraging signs of the commercial aerospace recovery, fiscal 2021 was a challenging year due to the ongoing impacts of the pandemic. Air travel remained depressed compared to pre-COVID levels of activity and continued to have an adverse impact on our financial results. However, the recovery of the commercial aerospace industry and our commercial aerospace end markets is expected to continue progressing during 2022 barring any significant disruption to the commercial aerospace industry.

	FY 2021 (1)		FY 2020
Revenue	$4.8 billion	-6%	$5.1 billion
Net Income from Continuing Operations	$681 million	+4%	$653 million
GAAP Earnings Per Share	$10.41 per share		$8.14 per share
EBITDA As Defined (2)	$2.2 billion	-4%	$2.3 billion
Adjusted Net Income (2)	$708 million	-15%	$829 million
Adjusted Earnings Per Share (3)	$12.13 per share		$14.47 per share

(1)

Results in FY 2021 continued to be negatively impacted by the COVID-19 pandemic. The commercial aerospace industry became significantly disrupted in 2020 due to the steep decline in worldwide air travel demand resulting from the pandemic. Air travel remained depressed in 2021 compared to pre-pandemic levels of activity. The COVID-19 pandemic first began to cause a significant adverse impact on our financial results in the second half of FY 2020 and continued to adversely affect our full fiscal year 2021 financial results.

(2)

EBITDA As Defined, Adjusted Net Income and Adjusted Earnings Per Share are all non-GAAP financial measures. See the appendix to the 2021 10-K accompanying this proxy statement for a historical reconciliation of EBITDA As Defined to Net Income and Adjusted Net Income.

(3)

Adjusted Earnings Per Share is calculated by taking TransDigm’s Adjusted Net Income and dividing it by the Total Shares for Basic and Diluted Earnings Per Share. Total Shares for Basic and Diluted Earnings Per Share are disclosed in the 2021 10-K accompanying this Proxy Statement.

Amidst another year of challenging commercial aerospace market conditions given the ongoing pandemic during fiscal 2021, TransDigm’s management team remained committed to our operating strategy and focused on those things that were under our control including careful management of our cost structure. This disciplined focus, allowed us to continue building value for TransDigm’s investors and all other stakeholders. We were able to achieve an EBITDA As Defined margin of 45.6% for the full year fiscal 2021. The fourth quarter of fiscal 2021 achieved an EBITDA As Defined margin of 49.7%, which is nearing pre-pandemic EBITDA As Defined margin highs. Throughout fiscal 2021, we had strong operating cash flow generation. We closed fiscal 2021 with over $4.7 billion of cash.

Management’s expert execution allowed us to have the financial flexibility to focus on effective capital allocation through the purchase of Cobham Aero Connectivity (“CAC”) for $965 million in January 2021. CAC expands the Company’s platform of unique proprietary content with significant aftermarket exposure for the aerospace and defense industry. Since its acquisition, the CAC integration has progressed well. The Company also had strategic divestitures in fiscal 2021 to continue optimizing our portfolio. The businesses divested did not fit well with the Company’s long-term strategy and included Avista Inc., Racal Acoustics, Technical Airborne Components, ScioTeq and TREALITY Simulation Visual Systems. The acquisition of CAC and the strategic divestures in fiscal 2021 will help us to continue delivering the private equity-like returns our investors have come to expect from investment in our stock.

•	FY 1993 – 2021 Revenue compound annual growth rate (CAGR) 18%

•	FY 1993 – 2021 EBITDA As Defined CAGR 21%

•	EBITDA as Defined Margin expansion from 20% to almost 50% pre-pandemic

To date, the pandemic has caused the worst disruption ever experienced in the commercial aerospace industry. At the trough in April 2020, revenue passenger kilometers (“RPKs”), a metric used to measure air traffic demand, were down 94% from pre-pandemic numbers as world-wide traffic halted. For comparison, previous disruptions driven by the Gulf War, 9/11 and Great Recession only produced RPK declines of less than 5%. Air traffic has greatly improved from pandemic lows with worldwide RPKs steadily recovering – though traffic is still far lower than pre-pandemic levels. RPKs were down 58% for calendar year 2021 versus pre-pandemic and most recently down 41% in March 2022 (the last reported data point as of the print date of this proxy). Commercial OEM delivery rates from Boeing and Airbus were also significantly impacted by the pandemic and continued to be lower in 2021 than pre-pandemic but are expected to increase over the next several years.

Guiding Principles

Performance Expectations.    We establish clear, quantitative, robust financial goals focused on TransDigm’s overall success and impact.

Stockholder Alignment. We establish ownership policies that encourage long-term equity retention and, due to our unique capital allocation philosophy, have dividend equivalent rights to “make whole” employees who hold vested performance options.

Focus on Long-Term Equity Incentives. We have limited fixed cash compensation (i.e., salary and annual incentive) and emphasize long-term performance and retention by significantly weighting our named executive officers toward long-term equity awards.

Executive Compensation Policies and Practices

We are committed to sound executive compensation policies and practices, as highlighted in the following table.

Equity compensation limited to performance-based options

Our stock option plans do not authorize the issuance of any full value awards, such as stock, restricted stock or other stock-based units. Our option program relies on performance-vested options with robust performance criteria; we do not issue time-vested options.

Prohibition on hedging, pledging and short sales	We prohibit hedging, pledging, transactions in derivatives and short sales in TransDigm securities by all employees and directors, including our named executive officers.
Equity ownership guidelines	We have robust equity ownership guidelines for all of our option holders, including our named executive officers.
No repricing	We do not allow repricing of stock options without stockholder approval.
No tax gross-ups	We do not provide for gross-ups of taxes, including in the event of a change in control or under Section 409A.
No evergreen employment contracts	Executive employment agreements do not contain automatic renewal provisions.
No perquisites	We do not provide perquisites.
Annual compensation risk assessment	The Compensation Committee conducts an annual risk assessment of our compensation program.
Independent compensation consultant	The Compensation Committee directly retains an independent compensation consultant.

Compensation Committee Judgment and Discretion

The Compensation Committee, consisting entirely of independent directors, reviews and approves the compensation of TransDigm’s named executive officers and acts as the administrator for TransDigm’s equity compensation plans.

The Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experience of its members and input provided by its independent compensation consultant, other directors, our Chief Executive Officer (other than with respect to his own compensation), other members of management, and investors.

The Compensation Committee regularly evaluates TransDigm’s executive compensation program to determine if changes are appropriate. In so doing, the Compensation Committee may consult with its independent compensation consultant and management; however, the Compensation Committee makes final decisions regarding the compensation paid to our named executive officers based on its own judgment. The Compensation Committee may consider factors such as individual performance, company performance, market conditions, financial goals, retention and stockholder interests in determining compensation.

The Role of the Compensation Consultant.    The Compensation Committee selects and retains the services of an independent compensation consultant. The independent compensation consultant is independent in accordance with SEC and NYSE rules. During 2021, the Compensation Committee’s independent compensation consultant, Veritas Executive Compensation Consultants, provided no services to TransDigm other than services for the Compensation Committee and worked with TransDigm’s management only on matters for which the Compensation Committee is responsible.

The Role of the Chief Executive Officer.    At the Compensation Committee’s request, for 2021, Mr. Howley provided input regarding the performance and compensation of Mr. Stein and Mr. Stein provided input regarding the performance and compensation of the other named executive officers. The Compensation Committee considered Mr. Howley’s and Mr. Stein’s evaluation and direct knowledge of each named executive officer’s performance and contributions when making compensation decisions. Mr. Stein is not present during Compensation Committee voting and deliberations regarding his own compensation and, when he was formerly an employee, Mr. Howley was not present during Compensation Committee voting and deliberations regarding his own compensation.

The Role of Investors.    Stockholders are provided the opportunity to cast an annual advisory vote on the compensation of our named executive officers. Last year investors did not support the compensation of our named executive officers, with only 43% of votes cast on the say-on-pay proposal at the 2021 annual meeting voted in favor of our executive compensation program. Accordingly, in response to input from our investors, we have made a number of changes to our executive compensation program. We have ongoing discussions with many of our investors regarding various corporate governance topics, including environment, social and governance topics and executive compensation. The Compensation Committee considers these discussions while reviewing our executive compensation program.

The Role of Peer Companies.    With the assistance of Veritas Executive Compensation Consultants, the Compensation Committee identifies companies to serve as market reference points for compensation comparison purposes at least every other year. In May 2021, the Compensation Committee engaged Veritas Executive Compensation Consultants to do a survey of total standard compensation components for the certain executives, including the named executive officers, other than the chief accounting officer. In doing so we specifically asked that they exclude dividend equivalent payments (“DEPs”) for two reasons—first, because DEPs are merely a mechanism for maintaining value already given and second, because including episodic DEPs in a compensation exercise is not going to be as insightful as the anomalies of DEPs will distort any peer analysis.

Veritas used a peer group based on revenue, market capitalization and enterprise value. We use a size based peer group because we manage our business based on EBITDA growth and enterprise value. The Compensation Committee previously rejected a peer group based solely on revenue as being not comparable with TransDigm because TransDigm’s market capitalization and enterprise value far exceeded those of the potential revenue-based peers. TransDigm used as its peer group the following companies:

Allison Transmission Holdings, Inc. Ametek, Inc. Amphenol Corporation AO Smith Corp. Ball Corporation BorgWarner Inc. Colfax Corporation Cummins Inc. Dover Corporation	Emerson Electric Fastenal Company Flowserve Corporation Fortive Corp. General Dynamics Corporation HEICO Corporation Illinois Tool Works L3Harris Technologies, Inc. Masco Corporation

Northrup Grumman Corporation

PACCAR Inc.

Parker-Hannifin Corporation

Raytheon Technologies Corp.

Rockwell Automation, Inc.

Roper Technologies, Inc.

Stanley Black & Decker, Inc.

Textron Inc.

The Boeing Company

The survey determined that the named executive officers as a whole were positioned at the low end of the peer group in terms of cash compensation, but in the high end of the peer group in terms of total standard compensation and opportunities, but that the chief operating officer received cash compensation above the median compared to peers.

The Compensation Committee considers peer group data provided by its independent compensation consultant to inform its decision-making process so it can set total compensation levels that it believes are commensurate with the relative size, scope, and success of TransDigm. The Compensation Committee generally targets to pay salary and annual incentive to most executives below the median of our peers.

2021 Named Executive Officer Compensation

Our executive compensation program is designed to motivate and reward performance in a straightforward and effective way, while recognizing TransDigm’s private equity philosophy, management style and targeted returns. The compensation of our named executive officers has three primary components: annual base salary, annual cash incentive and long-term equity awards in the form of performance-based options. In addition, our options have attendant to them dividend equivalent rights.

2021 Annual Base Salary.    Base salary is a customary, fixed element of cash compensation intended to attract and retain executives. When setting the annual base salaries of our named executive officers, the Compensation Committee considers market data provided by its independent compensation consultant, internal pay equity, and TransDigm’s financial results. The Compensation Committee determined that, effective January 1, 2021, the base salaries of Messrs. Stein, Lisman and Valladares and Ms. Wynne should be $1,225,000, $600,000, $680,000 and $450,000 per year, respectively. As discussed elsewhere in this proxy statement, pursuant to the terms of their respective employment agreements, Mr. Howley and Mr. Henderson did not receive a cash salary for 2021. The only cash compensation each was entitled to was in the amount of $7,000 and $10,000, respectively, and was for health insurance and related taxes. The remaining compensation of each was paid in performance-based stock options. More specifically, in accordance with his employment agreement, the Compensation Committee granted Mr. Henderson options to purchase 4,013 shares in lieu of 2021 salary (482 of which were forfeited upon his retirement in December 2021). Mr. Howley received options to purchase 11,484 shares in lieu of 2021 salary, calculated in accordance with his employment agreement.

2021 Annual Incentives.    Our annual cash incentive program is a variable, at-risk component of our named executive officers’ compensation that is aligned with TransDigm’s annual financial results. For 2021, our annual incentives were based on EBITDA and EBITDA margin(1). This was a change from prior years that was originally in response to investor concern over overlapping metrics in TransDigm’s annual incentive and stock option plans, although the inability to establish annual operating performance targets for stock options in 2021 did result in overlap of metrics under the two plans for 2021. That will not be the case in 2022 and beyond. The Compensation Committee has eliminated the overlapping metrics in the long-term incentive plan and commits that it will not use overlapping metrics going forward. The Compensation Committee retains the authority to increase or decrease the award by up to 20%, based on assessment of individual performance, including without limitation, degree of difficulty of the achievement of metrics and the individual’s job effectiveness; the effectiveness of TransDigm’s value drivers; a pattern of clear, open, honest and regular communication with the Board and investors, as applicable; effective succession planning and organizational development; support, maintenance and regular evaluation of the effectiveness of TransDigm’s long term value focused strategy; or other factors.

Annual cash incentive payouts are determined based on an equal weighting for the EBITDA and EBITDA margin performance measures, as approved by the Compensation Committee, and are linearly interpolated for achievement between threshold, target, and maximum goals. If the threshold performance level is reached, the total payout opportunity is 70% of the target payout, and if the maximum performance level is reached, the payout opportunity is 130% of the target payout. Unless the threshold goal is achieved for a performance measure, there is no payout for that performance measure.

When setting the goals focused on EBITDA and EBITDA margin for 2021, the Compensation Committee considered many factors, including the uncertainty caused by the COVID-19 pandemic and its impact on worldwide travel and the aerospace industry and the extent of management’s ability to predict and influence performance. The Compensation Committee considered the likelihood of a range of scenarios for EBITDA and EBITDA margin and factors that were projected to have an impact on 2021 EBITDA and EBITDA margin. Based on these considerations, in the first quarter of 2021 the Compensation Committee set annual threshold, target and maximum cash incentive plan goals at

(1)

References in this proxy Statement to “EBITDA” means EBITDA plus, as applicable for each relevant period, certain adjustments on a pro forma basis, which is defined in the same manner as the Consolidated EBITDA to measure the ratio of our secured indebtedness required under a financial covenant of our senior secured credit facility (or, as used in our financial statements, “EBITDA As Defined”). “EBITDA margin” refers to the percentage calculated by dividing EBITDA by net sales, on a pro forma basis, for the applicable period. Reference reconciliation to pro forma EBITDA and pro forma margin included below and in “Non-GAAP Financial Measures” under Item 2 – Management’s Discussion and Analysis of Financial Condition and Results of Operations of our 2021 on 10-K, filed on November 16, 2021, for reconciliation to the relevant US GAAP measures, including the usefulness and inherent limitations over non-GAAP financial measures.

	Fiscal year ended September 30, 2021
Net sales – GAAP basis	$ 4,798
Pro forma adjustments (a)	(67)

Pro forma net sales	$ 4,731

EBITDA and margin	$ 2,189	45.6%
Pro forma adjustments (b)	(6)

Pro forma EBITDA and margin	$ 2,183	46.1%

(a)

Represents management’s estimates of the impact of the acquisition of Cobham Aero Connectivity and divestitures of AVISTA, Racal Acoustics, Technical Airborne Components, ScioTeq and TREALITY, had such transactions occurred at the beginning of the fiscal year ended September 30, 2021.

(b)

Reference “Non-GAAP Financial Measures” under Item 2- Management’s Discussion and Analysis of Financial Condition and Results of Operations of our 2021 Form 10-K, filed on November 16, 2021, for the reconciliation to the relevant US GAAP measures.

levels they considered appropriately rigorous for the year, and that represented strong financial performance under challenging business conditions. If the threshold goal was met, management would receive 70% of the target incentive; if the target goal was met, management would receive 100% of the target incentive; and if the maximum goal was met, management would receive 130% of the target incentive. Amounts in between the threshold and target or target and maximum goals would be determined by linear interpolation.

For 2021, our EBITDA was $2.183 billion and our EBITDA margin was 46.1%. These results exceeded our targets and resulted in a payout of 106.2%.

For fiscal 2021, Messrs. Stein, Lisman, Valladares and Henderson’s and Ms. Wynne’s target incentives were set at 125%, 80%, 80%, 80% and 65%, respectively, of their base salaries. The target incentives, the calculated incentives based on the plan as described above, and the actual amounts awarded are set forth in the table below (in dollars).

Name	Target Annual Incentive	Calculated Annual Incentive	Actual Annual Incentive Awarded
Kevin Stein	$1,531,250	$1,626,188	$1,800,000
Michael Lisman	480,000	509,760	611,712
Jorge L. Valladares III	544,000	577,728	664,387
Sarah Wynne	292,500	310,635	325,000
Robert Henderson	340,000	361,080	365,000

Mr. Howley did not receive an annual incentive, as the remainder of any compensation owed to him under his employment agreement was forfeited in connection with the grant he received in connection with his transition to non-executive Chairman.

LOOKING FORWARD… We will continue to use EBITDA and EBITDA margin, with threshold, target and maximum goals, for 2022. We have eliminated the overlapping metrics in our annual incentive program and our long-term equity incentive program.

2021 Equity Based Incentives

In 2021, Mr. Stein received a grant of 68,000 options that vest based on performance conditions in fiscal 2025. Mr. Lisman and Ms. Wynne received grants of 57,700 and 18,000 options, respectively, that vest based on performance conditions equally over five years. Mr. Valladares and Mr. Henderson received grants of 58,300 and 22,125 options, respectively, that vest based on performance conditions equally in fiscal 2024 and fiscal 2025.    80% of Mr. Henderson’s options were forfeited upon his retirement in December 2021.

Mr. Howley received a grant of 71,039 options that vest based on performance conditions in 2022 - 2024, a 2021 salary grant of 21,891 options that vest based on performance conditions in 2022 and

2023 and, in August 2021, a grant of 105,000 options in exchange for termination of his employment agreement and transition to non-executive Chairman that vest based on performance conditions in 2022 – 2024. In his role as Chairman of the Board, Mr. Howley will continue to primarily focus his efforts on matters relating to significant mergers and acquisitions, capital allocation and deployment, major strategic initiatives and issues, and leadership of the Board of Directors. The option grant will be the sole compensation for Mr. Howley’s service on the Board through 2024.

LOOKING FORWARD… Although the one-time transition option award to Mr. Howley results in an up-tick in option compensation for 2021, it has the benefit operationally of streamlining our organizational structure and letting our Chief Executive Officer take on further responsibilities and also has the benefit of eliminating on-going “dual CEO” compensation.

Performance-Based Stock Option Program

Overview

The equity component of our management’s compensation emphasizes long-term stockholder value creation through performance-based options. This is a substantial, at-risk component of our management’s compensation that is tied to performance. We believe that performance-based stock option grants motivate and incentivize management to focus on long-term performance and align the interests of our management with the interests of stockholders by reinforcing the long-term goal of increasing stockholder value and yielding returns comparable to or higher than well-performing private equity funds and promoting the stability and retention of our high-performing executive team over the long-term. Our stock option program covers management at the corporate level and our operating units, for a total of approximately 270 people.

Generally, executives other than the CEO do not receive annual grants of options. Rather, executives and other plan participants receive options that vest over five years in connection with hirings, promotions and the assumption of increased responsibilities. Thereafter, unless there has been an intervening five-year award because of a promotion, executives and other plan participants receive biennial extension awards that vest in the fourth and fifth year following the award. These grants are generally made in the third year of vesting under the initial award so that the employee has four or five years of future option vesting in order to promote maximizing long-term value and retention.

Performance-based Option Vesting at Rigorous Targets

Option vesting is subject to rigorous performance hurdles. After a hiatus from using our historical performance metric, annual operating performance (“AOP”) due to COVID, we have returned to that metric for all options granted in 2020 – 2022 and intend to continue to use it going forward. The minimum threshold for any option vesting requires a 10% cumulative growth in AOP. For maximum vesting, the growth rate required is 17.5% for each performance period. TransDigm uses this compound annual growth rate range because it will incent management to create value for stockholders at a rate that outperforms the typical private equity model. The AOP metric focuses management on EBITDA growth, management of capital structure, cash generation, and acquisition performance. Through these performance-based options with five-year performance periods, we believe we have optimized management incentive to drive stockholder value creation over the long term and appropriately linked compensation with financial performance.

Specifically, AOP targets are set at the time of grant and represent an intrinsic share price. They are set by taking the prior year’s AOP and increasing such amount by 10% and 17.5%, respectively, to establish the minimum and maximum targets. In other words, as demonstrated in the chart below, the intrinsic share price must grow at a compound annual growth rate of 10% for any vesting to even occur at all; for 100% vesting, the intrinsic share price must grow at a compound annual growth rate of 17.5%. Targets are thus robust, requiring 17.5% compound annual growth from the most recently completed year for maximum vesting in an effort to achieve growth at or above the long-term returns of top performing private equity funds. This is consistent with our objective of providing stockholders with returns at or above those of well-performing private equity funds.

Targets are calculated based on a ratio of (a) the excess of (i) EBITDA multiplied by an acquisition-weighted market multiple over (ii) net debt to (b) the Company’s number of diluted shares based on the treasury stock method of accounting. The targets are adjusted for dividends and share repurchases. To simplify, option targets and vesting are basically calculated as follows:

AOP, as reflected above, takes into consideration the following:

•	growth in EBITDA;

•	management of capital structure;

•	cash generation;

•	acquisition performance, including the acquisition price paid; and

•	the impact of option dilution on common shares outstanding.

We use AOP growth (i.e., growth in intrinsic equity value) as the performance-based metric for many reasons:

•	It focuses management on the fundamentals of stockholder value creation— i.e., EBITDA, cash generation, capital structure management and return of capital, as appropriate.

•	This is the basic private equity formula for value that management has focused on achieving since its inception in 1993.

•	Over the long term, we believe that market value of our stock will generally follow intrinsic value.

Targets are adjusted for dividends paid to stockholders and share repurchases. We believe the adjustments are appropriate and necessary to account for the early return of value to stockholders because if a portion of the investment is returned early via special dividend or return of capital, the subsequent years’ targets must be adjusted to reflect the revised capital structure and maintain the same IRR-based performance requirements. Adjustment of the targets does not make the targets any easier to achieve but rather maintains the IRR targets.

As previously disclosed, for 2021 (limited solely to options granted in 2020 and 2021 with vesting in 2021), we determined we were unable to establish AOP targets due to the ongoing impact of the COVID-19 pandemic on the aviation industry. 10-17.5% AOP growth from 2020 was unattainable for 2021 because of the record performance in the first half of fiscal 2020 and the pandemic’s continuing impact. The Compensation Committee considered using the latter half of the year as a baseline but ultimately concluded that it had no visibility into whether those targets would be too easy or unreasonably unattainable. The Compensation Committee strongly believed that in order to provide appropriate incentive the performance goals needed to be based on matters within management’s control. Therefore, the Compensation Committee determined to measure 2021 performance against the primary metric to which management had been managing – EBITDA margin percentage – and also, as incentive to maintain earnings, and EBITDA. These metrics were temporarily used for certain grants under the Company’s option program – those being options granted in 2020 with vesting in 2021 (predominantly those are for promotion and new hire grants) and options granted in 2021 with vesting in 2021 (again, predominantly those are for promotion and new hire grants).

LOOKING FORWARD… The performance criteria for vesting in 2022 and beyond (including in previously granted options) has reverted back to the AOP metric and requires cumulative growth of 10-17.5%.

LOOKING FORWARD…The Compensation Committee has adopted a policy that it will not use discretion in vesting performance-based options in the future. Further, the Compensation Committee has adopted a policy that it will not make discretionary amendments to any then current-year performance targets in the future, except as contemplated for capital events pursuant to the Company’s stock option plans.

Other Option Terms

Because we view our performance on a long-term basis and the targets are set to achieve long-term compound annual and cumulative growth, if the annual performance per share exceeds the maximum target in an applicable year, such excess may be treated as having been achieved in the following two fiscal years and/or the prior two fiscal years (without duplication) if less than the full amount of options would otherwise have vested for such years. This allows management to focus on long-term value without having to make short-term decisions to maximize vesting in a particular year. We believe this feature acts similarly to long-term incentive plans that take into account performance over a multi-year period. We also believe this plan feature mitigates compensation risk, because if performance were measured in only one-year “snap-shot” increments, management could be incentivized to sacrifice longer term goals to achieve vesting in the short term.

LOOKING FORWARD… for options granted in 2020, 2021, and 2022, AOP carryforwards and carrybacks are limited to a cap of $100 because the Compensation Committee did not want a potential pandemic market recovery to result in growth targets that were too easy to achieve.

In addition to vesting based on operational targets, in the event of a change in control, options become fully vested. We do not provide for any gross up to any payments that would be deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code.

Treatment of Options for Executives Upon Termination

Option agreements for certain officers, including all of the named executive officers, provide that if the officer’s employment terminates by reason of death, disability, without cause, for good reason or retirement (after age 65 with 10 years of service or after age 60 and 15 years of service), vesting of the options will continue after termination generally as follows:

Termination Date	Percent of Remaining Options Vesting(1)
During the first fiscal year after date of grant	0%
During the second fiscal year after date of grant	20%
During the third fiscal year after date of grant	40%
During the fourth fiscal year after date of grant	60%
During the fifth fiscal year after date of grant	80%
After the fifth fiscal year end after date of grant	100%

(1)

Options will continue to vest in accordance with their terms if, and only if, the performance criteria are met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

2021 Grants

Options are granted generally at regularly scheduled board meetings during November through April. Because all options vest based on performance criteria and vesting occurs at the end of each fiscal year, grants for any new hire or promoted employee who would otherwise receive a grant after April in any year are deferred until November. Mr. Howley’s grant in connection with the termination of his employment agreement and transition to chairman was made in August 2021, but no vesting will occur thereunder until the end of fiscal 2022 and performance targets were set using fiscal 2022 criteria.

Options to purchase 811,308 shares of common stock were granted under the program in fiscal 2021. The number of shares subject to the 2014 Stock Option Plan is 5,000,000, of which 626,294 shares remained available for granting under the plan as of September 30, 2021. The number of shares subject to the 2019 Stock Option Plan is 4,000,000, of which all shares remain available for granting under the plan as of September 30, 2021.

Dividends and Dividend Equivalents

Dividends

Dividend decisions, like at other companies, are a capital structure decision made by the Board. We do not have a policy of paying regular dividends. Instead, the Board regularly evaluates our capital allocation optionality and will declare a special dividend based on an assessment of availability of cash or borrowing capacity, outlook for acquisitions and other operating needs, favorable capital market conditions, and the availability of surplus under applicable law as well as certain operating performance covenants under our credit facilities.

Our preference for capital allocation is to invest in existing businesses or make accretive acquisitions. But, when internal business needs are met and acquisitions are not available, we elect to allocate capital to return to stockholders through dividends or stock repurchases. Because of the constantly dynamic state of acquisition opportunities, as well as other external forces such as the health of credit markets, geo-political activity, competitive industry opportunities and pressures, these special dividends are unpredictable, episodic, and, unlike other companies, have historically been very large. Most recently, we paid a dividend of $30.00 per share in fiscal 2019 and a $32.50 dividend in fiscal 2020. We also paid two dividends, totaling $46.00 per share, in fiscal 2017. However, we paid no dividends in fiscal 2015, 2016, 2018 or 2021.

Dividend decisions are made exclusive of compensatory impact. And compensation decisions are made without regard to the possibility of dividend equivalent payments. However, due to the unique structure of our executive compensation program, which targets significantly less cash compensation relative to peers in the short term but provides extraordinary upside in the long term, the Compensation Committee believes our use of DEPs are critical to the understanding of what motivates our executive team and assures alignment between management and investors on capital allocation decisions.

Dividend Equivalent Payments (DEPs)

Our stockholder approved stock option plans allow for payments to option holders or adjustments to the options in the event of a capital event such as an extraordinary dividend. More explicitly, we have dividend equivalent plans that provide option holders the right to receive dividend equivalent payments (DEPs) if the Board declares a dividend on our common stock. We pay these dividend equivalents in order to closely align management and stockholder interests in all aspects of our operations and capital structure. Maintaining an even playing field between constituencies is important to and consistent with our private equity compensation philosophy. As such, the Compensation Committee strongly believes that absent the DEPs, the option holders would be at a clear disadvantage to stockholders, which would incentivize the exercise and sale (e.g., to satisfy tax obligations) of vested options and could undermine the alignment of their interests with those of stockholders. We believe that failure to align management and stockholders could create incentives for management to deploy cash flow and utilize borrowing capacity in a manner other than the return of capital in the form of extraordinary dividends, which might not be in the best interests of stockholders. Further, management may be incentivized to seek short-term market gains rather than focusing on long-term equity value and stockholder returns. Dividend equivalents align management with the stockholders to permit the best allocation of capital resources and incentivize long-term share value growth without a hyper focus on short term stock price fluctuations.

Employees receive DEPs on options (i) that have vested based on rigorous performance criteria, and (ii) that the option holder has chosen not to exercise even though vested. Option holders who hold vested stock options at the time a dividend is paid will receive a cash DEP equal to the amount that he or she would otherwise have been entitled to receive had his or her vested stock option been exercised immediately prior to payment of the dividend. Option holders who hold unvested stock options will receive a cash DEP equal to the amount he or she would otherwise have been entitled to receive had his or her unvested stock option been vested and exercised immediately prior to payment of the dividend, but only if and when such stock option vests pursuant to its terms. We believe that we have structured DEPs under the Company’s dividend equivalent plans such that they are not subject to any excise tax under Section 409A of the Internal Revenue Code. Certain investors and proxy advisory firms have raised the issue as to whether the Company should pay dividend equivalents only upon an exercise of the options; however, we believe that tying payment of the dividend equivalents to the exercise of an option would result in excise taxes under Section 409A.

LOOKING FORWARD… the Board, including Messrs. Stein and Howley, will receive dividend equivalents for dividends declared in the future by means of a reduction in the exercise price of the option, rather than in cash, as is common for companies that declare an extraordinary dividend.

Other Compensation Policies and Considerations

Tax Deductibility of Compensation Expense. Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a publicly held company can deduct in any tax year on compensation paid to “covered employees.” Prior to the passage of the 2017 Tax Cuts and Jobs Act, performance-based compensation paid to our “covered employees,” such as annual cash incentives and performance-based stock options, was generally excluded from this $1 million deduction limit. As a result of changes in the tax law, this previously-available exclusion for performance-based compensation is generally no longer available. The Compensation Committee does not consider tax deductibility in determining executive compensation and will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not tax deductible by TransDigm.

Prohibition on Hedging, Pledging and Short Sales. No director, officer or employee is permitted to pledge TransDigm stock or engage in short sales or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the TransDigm’s stock. We allow for certain portfolio diversification transactions, such as investments in exchange funds. All of the directors and executive officers are in compliance with this policy.

Equity Ownership Guidelines. We require management to maintain a significant personal investment in the Company. All of the Company’s existing option holders are required to maintain ownership of a minimum value of stock or vested options. Elected officers must retain half of their retention limit in stock. Mr. Howley and Mr. Stein are each required to retain $6 million in aggregate value and the other named executive officers are required to hold $1.5 - $2.5 million in aggregate value of stock or vested options. Each executive officer currently holds shares in excess of these guidelines. Shares may be owned directly by the individual, owned jointly with or separately by the individual’s spouse, or held in trust for the benefit of the individual, the individual’s spouse, or the individual’s children.

Results of Say-On-Pay (“SOP”) Vote

Overview of Say-On-Pay Vote History & Advisory Firm Recommendation Effect

Our Board and management recognize that solicitation and stockholder feedback is important to creating stockholder value. As a result, we regularly engage with our stockholders.

Preceding our annual meetings in 2018 and 2019, we engaged with stockholders representing approximately 75% of our shares. Most of the stockholders were satisfied with the overall design of our program. Of the stockholders that voted against Say-on-Pay, there was no consistent reason cited.

Outreach prior to our 2020 annual meeting had the following results:

•

We reached out to our top 31 stockholders representing 73% of our shares outstanding to discuss compensation matters. Eight of those stockholders elected to have a discussion while the others declined because they were satisfied with the design of our plan and/or we have had prior discussions and they had no questions.

•

We continued to find that most actively managed funds generally liked the design of our compensation plan. The few who had objections continued to not cite a consistent reason. However, we heard several issues from more than one firm. The following is a summary of those issues and our response:

Issues Raised	Response
Overlapping metric—AOP used in both the Company’s stock option plan and used, in part, in the Company’s short-term incentive plan.	✓ The Committee has eliminated the overlapping metric commencing in fiscal 2022.

Alternate vesting—referring to the following market vesting provision: The closing price of the Company’s common stock on the New York Stock Exchange exceeds two times the Exercise Price of the Options less the amount of any dividends per share paid after the date hereof on any 60 trading days during any consecutive 12-month period.

✓ This feature was eliminated for all options commencing in fiscal 2021.

Issues Raised	Response
Carryforward / carryback—if the annual performance per share exceeds the maximum target in an applicable year, such excess may be treated as having been achieved in the following two fiscal years and/or the prior two fiscal years (without duplication) if less than the full amount of options would otherwise have vested for such years.

✓   The Committee evaluates performance on a long-term basis and the targets are set to achieve long-term compound annual growth. The Committee does not want to entirely remove this feature because it believes it is important to allow management to focus on long-term value without being incentivized to make short-term decisions to maximize vesting in a particular year. This feature acts similarly to long- term incentive plans that take into account performance over a multi-year period. This feature mitigates compensation risk, because if performance were measured in only one-year “snap-shot” increments, management could be incentivized to sacrifice longer term goals to achieve vesting in the short term.

Despite that view, in order to ensure rigorous targets, performance for options granted in fiscal 2022, the carryforward and carryback was limited to $100 in the aggregate over the life of the option.
Board discretion in bonus.

The Committee reviewed but chose to maintain this feature at this time. The Committee felt it was important to have the flexibility to reward exemplary individual performance or to decrement substandard individual performance and believes that the 20% limitation on discretion is a sufficient limit on its authority.

Lack of response to previous low SOP votes.	✓ The Committee listened to this concern and considered the various issues raised and determined to make changes to the overlapping metric and alternate vesting.

Outreach for the 2021 annual meeting had the following results:

•

We reached out to 47 of our top 50 stockholders representing 77% of our shares outstanding to discuss compensation matters for our 2021 annual meeting. Twelve of those stockholders elected to have a discussion while many of the others declined because they were satisfied with the design of our plan and/or we have had prior discussions and they had no questions.

•

While stockholders were encouraged by the responsive compensation plan changes that were implemented since the 2020 annual meeting, two additional concerns, which arose primarily due the COVID-19 pandemic, were mentioned several times:

Issues Raised	Response

Vesting of 2020 Options and Change in Approach to Performance Criteria—Due to the unprecedented disruption to the aviation industry by the COVID-19 pandemic, the Committee decided to vest options that were granted in 2020 and scheduled to vest in 2020 notwithstanding that the AOP targets were not met. In addition, the Committee modified the performance criteria for options granted in 2020 and in 2021 for vesting in 2021; while they were still based on performance, they were based on EBITDA margin and EBITDA.

✓   The Committee listened to stockholder concerns and reverted to using traditional AOP performance targets for stock options vesting in fiscal 2022 and beyond. For options granted in 2022, the carryforward and carryback was limited to $100 to ensure rigorous performance targets.

Short-term incentive plan metrics will also be performance based going forward. Overlapping metrics will not be used.

The Committee further has adopted a policy prohibiting its use of discretion in vesting performance based options and a policy prohibiting it from making discretionary changes (i.e., not related to a capital adjustment event) in performance-based targets for in a then current fiscal year.

Magnitude of Executive Compensation Despite Performance.

✓  Our Board, including Messrs. Howley and Mr. Stein, has agreed that with respect to any dividends paid after the date of this Proxy Statement they will not receive any cash dividend equivalent payments. Rather, the strike price of outstanding options will be reduced. This will reduce any future perception of outsized compensation.

Vote Results

The Say-On-Pay vote result for the 2021 annual meeting was 42.98%, in favor of SOP. The vote reflected stockholder dissent with the vesting of 2020 options and change in approach to performance criteria. The Committee addressed both of these concerns by adopting the changes to our compensation program described herein.

Compensation Committee Interlocks and Insider Participation

Messrs. Graff, Dunn, Hennessy and Small comprise the Compensation Committee. There are no Compensation Committee interlocks.

Summary Compensation Table

The following information is set forth with respect to our Chief Executive Officer, Chief Financial Officer and three of TransDigm’s other most highly compensated executive officers serving as an executive officer at September 30, 2021, as well as Mr. Howley who was not serving as an executive officer at September 30, 2021 (the “named executive officers”), in dollars.

Name and Principal Position	Fiscal Year	Salary(1)	Bonus(2)	Option Awards(3)	Non-equity Incentive Compensation(2)	All Other Compensation(4)	Total
Kevin Stein, President and Chief Executive Officer	2021	$1,200,000	$173,812	$12,798,804	$1,626,188	$5,685,700	$21,484,504
	2020	991,563	--	7,460,000	--	13,608,900	22,060,463
	2019	1,045,000	65,925	--	1,684,075	10,340,200	13,135,200
Michael Lisman, Chief Financial Officer	2021	583,750	101,952	10,860,161	509,760	1,650,775	13,706,398
	2020	496,458	2,580	--	327,420	2,653,957	3,480,415
	2019	467,500	22,104	12,411,600	477,896	937,673	14,316,773
Jorge L. Valladares III, Chief Operating Officer	2021	672,500	86,659	10,973,092	577,728	3,147,950	15,457,929
	2020	614,917	2,200	5,296,498	397,800	7,430,025	13,741,440
	2019	613,500	11,618	7,451,630	628,382	4,626,100	13,331,230
Sarah Wynne, Chief Accounting Officer	2021	437,500	14,365	3,387,919	310,635	269,400	4,419,819
	2020	365,000	1,700	1,491,971	168,300	265,683	2,292,654
	2019	260,000	54,167	605,066	95,833	133,640	1,148,706
Robert Henderson, Vice Chairman	2021	10,000	3,920	4,919,634	361,080	3,747,933	9,042,567
	2020	10,000	--	1,695,486	--	11,916,135	13,621,621
	2019	10,000	--	15,229,768	--	9,187,020	24,426,788
W. Nicholas Howley, Former Executive Chairman	2021	6,306	--	38,084,417	--	2,168,388	40,259,111
	2020	7,000	--	11,880,431	--	56,235,370	68,122,801
	2019	7,000	--	13,577,620	--	47,058,288	60,642,908

(1)

Mr. Howley received all but $6,306 of his fiscal 2021 salary in options. The grant of options in lieu of salary for calendar 2021 made during fiscal 2021 is included in the Option Awards column and represents $2,161,492 of the total. Mr. Henderson received all but $10,000 of his calendar 2021 salary in options. The grant of options in lieu of salary for calendar 2021 made during fiscal 2021 is included in the Option Awards column and represents $755,318 of the total. Upon his retirement, Mr. Henderson forfeited options received in lieu of salary valued at $90,721 (based on date of grant Black Scholes value).

(2)

TransDigm has a performance-based annual incentive plan, with discretion to adjust awards by up to 20%. The calculated amount is disclosed in the Nonequity Incentive Compensation column and any additional amount is disclosed in the Bonus column.

(3)

The amount reported represents the grant date fair value of stock options awarded during the applicable fiscal year under TransDigm’s stock option plans. See Note 18 of Notes to Consolidated Financial Statements included in TransDigm’s Annual Report on Form 10-K for fiscal year 2021 for information on the grant date fair value of awards and a description of the assumptions used in that computation. The actual value of the stock options will depend on whether the options vest, the trading price of the stock at the time of exercise and at the time the underlying stock is ultimately sold. Upon his retirement on December 31, 2021, Mr. Henderson forfeited options received in 2021 valued at $3,422,174 (based on date of grant Black Scholes value) (inclusive of the $90,721 salary options noted in footnote 1).

(4)

Represents amounts paid pursuant to TransDigm’s 401(k) plan equal to $17,200, $15,150, $17,200, $17,200, $400 and $280 for Mr. Stein, Mr. Lisman, Mr. Valladares, Ms. Wynne, Mr. Henderson and Mr. Howley, respectively, and dividend equivalents from prior year dividends paid on vested options equal to $5,668,500, $1,635,625, $3,130,750, $252,200, $3,747,533 and $2,168,108 for Mr. Stein, Mr. Lisman, Mr. Valladares, Ms. Wynne, Mr. Henderson and Mr. Howley, respectively.

LOOKING FORWARD… the Board (including Messrs. Howley and Stein) will receive dividend equivalents for dividends declared in the future by means of a reduction in the exercise price of the option, rather than in cash, as contemplated by our stockholder-approved equity plans. This will significantly reduce or eliminate the amounts reported as “All Other Compensation.”

LOOKING FORWARD… “Dual CEO” compensation has been eliminated through the early termination of Mr. Howley’s employment contract and one-time option grant. Mr. Howley will receive no compensation for his service on the Board through 2024.

Grants of Plan Based Awards in Last Fiscal Year

The following table sets forth information concerning options granted and short term cash incentive award targets set in fiscal 2021 to the named executive officers (in dollars, except for estimated future payouts under equity plans).

Name	Award Type	Grant Date	Estimated Payouts Under Non- Equity Incentive Plan Awards Target(1)	Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise Price of Option Awards (per share)	Grant Date Fair Value of Option Awards
				Threshold(2)	Target(3)	Maximum
Kevin Stein	Annual Incentive	11/11/20	$1,531,250
	Performance-based Option(4)	11/11/20		17,000	68,000	68,000	$560.81	$12,798,804
Michael Lisman	Annual Incentive	11/11/20	480,000
	Performance-based Option(5)	11/11/20		14,425	57,700	57,700	560.81	10,860,161
Jorge L. Valladares III	Annual Incentive	11/11/20	544,000
	Performance-based Option(6)	11/11/20		14,575	58,300	58,300	560.81	10,973,092
Sarah Wynne	Annual Incentive	11/11/20	292,500
	Performance-based Option(5)	11/11/20		4,500	18,000	18,000	560.81	3,387,919
Robert Henderson	Annual Incentive	11/11/20	340,000
	Performance-based Option(6), (7)	11/11/20		5,531	22,125	22,125	560.81	4,164,317
	Performance-based Option in lieu of 2020 incentive and 2021 salary(8)	11/11/20		3,794	8,718	8,718	560.81	1,640,862
W. Nicholas Howley	Annual Incentive	11/11/20	1,923,699
	Performance-based Option(9)	11/11/20		17,760	71,039	71,039	560.81	13,370,797
	Performance-based Option in lieu of 2020 incentive and 2021 salary(10)	11/11/20		5,473	21,891	21,891	560.81	4,120,274
	Performance-based Option in connection with transition to non-executive Chair(11)	08/06/21		26,250	105,000	105,000	629.11	19,762,859

(1)	Represents target amount of annual cash incentive.

(2)

Calculated to represent the amount that would vest if the minimum performance criteria were met in the applicable years. If the minimum performance criteria is between the amount required to vest the minimum annual amount and the amount required to vest the maximum annual amount, the percent of options that vest will be determined by linear interpolation. Any options that do not vest in because of a shortfall of AOP (as defined in note 4) may vest in the following two years if there is an excess of AOP in such years. In addition, any excess in AOP in a year may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may more than $100 of AOP be carried forward or carried back and any amounts used in calculating current year, prior year or future year AOP be used more than once.

(3)	Target amounts are not established under the grant but are disclosed at the maximum amount. Actual amounts could be lower if annual or cumulative performance requirements are not met.

(4)

Options vest in 2025 as follows: 25% if annual operating performance (AOP) is $260.04 in 2025 and 100% if AOP is $338.55 in 2025. “AOP” is EBITDA times 11.58 (as adjusted by the weighted EBITDA acquisition multiple of future acquisitions) minus net debt divided by diluted shares.

(5)

Options vest equally in 2021-2025 as follows: 2.5% if EBITDA margin is at least 40.5% and 10% if EBITDA margin is at least 44.5%, plus 2.5% if EBITDA is at least $1,873 million and 10% if EBITDA is at least $2,177 million in 2021 (in 2021, EBITDA margin was 46.1% and EBITDA was $2,183 million so 20% of the options vested), 5% if the AOP is at least $195.37 and 20% if the AOP is at least $208.69 per diluted share in 2022, 5% if the AOP is at least $214.91 and 20% if the AOP is at least $245.21 per diluted share in 2023, 5% if the AOP is at least $236.40 and 20% if the AOP is at least $288.12 per diluted share in 2024 and 5% if the AOP is at least $260.04 and 20% if the AOP is at least $338.55 per diluted share in 2025.

(6)

Options vest equally in 2024-2025 as follows: 12.5% if the AOP is at least $236.40 and 50% if the AOP is at least $288.12 per diluted share in 2024 and 12.5% if the AOP is at least $260.04 and 50% if the AOP is at least $338.55 per diluted share in 2025.

(7)	Upon his retirement on December 31, 2021, Mr. Henderson forfeited 80% of these options.

(8)

Options vest in 2021-2022 as follows: 40% vested on the date of grant, 5% if EBITDA margin is at least 40.5% and 20% if EBITDA margin is at least 44.5%, plus 5% if EBITDA is at least $1,873 million and 20% if EBITDA is at least $2,177 million in 2021 (in 2021, EBITDA margin was 46.1% and EBITDA was $2,183 million so 40% of the options vested), and 5% if the AOP is at least $195.37 and 20% if the AOP is at least $208.69 per diluted share in 2022. Upon his retirement on December 31, 2021, Mr, Henderson forfeited 1,394 of these options.

(9)

Options vest in 2021-2023 as follows: 5% if EBITDA margin is at least 40.5% and 20% if EBITDA margin is at least 44.5%, plus 5% if EBITDA is at least $1,873 million and 20% if EBITDA is at least $2,177 million in 2021 (in 2021, EBITDA margin was 46.1% and EBITDA was $2,183 million so 40% of the options vested), 10% if the AOP is at least $195.37 and 40% if the AOP is at least $208.69 per diluted share in 2022, and 5% if the AOP is at least $214.91 and 20% if the AOP is at least $245.21 per diluted share in 2023.

(10)

Options vest in 2021 as follows: 12.5% if EBITDA margin is at least 40.5% and 50% if EBITDA margin is at least 44.5%, plus 12.5% if EBITDA is at least $1,873 million and 50% if EBITDA is at least $2,177 million in 2021 (in 2021, EBITDA margin was 46.1% and EBITDA was $2,183 million so all of the options vested).

(11)

Options vest equally in 2022-2024 as follows: 10% if the AOP is at least $195.37 and 40% if the AOP is at least $208.69 per diluted share in 2022, 10% if the AOP is at least $214.91 and 40% if the AOP is at least $245.21 per diluted share in 2023, and 5% if the AOP is at least $236.40 and 20% if the AOP is at least $288.12 per diluted share in 2024.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options as of September 30, 2021 with respect to the named executive officers.

Name	Number of Securities Underlying Unexercised Options that are Exercisable	Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price (per share)	Option Expiration Date
Kevin Stein	78,800	--		$191.79	11/13/2024
	71,000	--		269.42	11/10/2026
	170,800	42,700	(1)	324.38	04/25/2028
	--	50,000	(2)	559.78	11/15/2029
	--	68,000	(3)	560.81	11/11/2030
Michael Lisman	3,200	--		217.70	01/20/2026
	550	550	(4)	284.97	11/08/2027
	6,480	1,620	(1)	303.90	01/24/2028
	72,000	48,000	(5)	347.17	11/05/2028
	11,540	46,160	(6)	560.81	11/11/2030
Jorge L. Valladares III	52,000	--		148.45	11/15/2023
	45,000	--	(7)	226.34	11/06/2025
	32,500	32,500	(8)	284.97	11/08/2027
	36,600	24,400	(5)	347.17	11/05/2028
	5,100	3,400	(5)	476.81	04/25/2029
	14,200	21,300	(9)	559.78	11/15/2029
	--	58,300	(10)	560.81	11/11/2030
Sarah Wynne	2,250 5,700 2,700 3,510	-- -- -- 2,340	(5)	148.45 221.81 269.42 347.14	11/15/2023 04/22/2025 11/10/2026 11/05/2028
	4,000	6,000	(9)	559.78	11/15/2029
	3,600	14,400	(6)	560.81	11/11/2030
Robert Henderson(11)	92,000	--		191.79	11/13/2024
	44,000	--		269.42	11/10/2026
	8,500	--		250.79	12/14/2026
	8,500	8,500	(8)	284.97	11/08/2027
	13,854	--		284.97	11/08/2027
	710	--		273.81	12/27/2027
	--	60,000	(12)	347.17	11/05/2028
	21,162	--		347.17	11/05/2028
	50,000	--		476.81	04/25/2029
	16,787	--		559.78	11/15/2029
	--	22,125	(10)	560.81	11/11/2030
	5,092	1,274	(13)	560.81	11/11/2030
W. Nicholas Howley(14)	149,500	--		130.09	11/19/2022
	156,190	--		191.79	11/13/2024
	133,517	--		226.34	11/06/2025
	45,912	--		230.72	12/10/2025
	41,888	--		269.42	11/10/2026
	116,786	--		269.42	11/10/2026
	119,884	--		284.97	11/08/2027
	42,571	--		284.97	11/08/2027
	93,864	--		347.17	11/05/2028
	33,484	--		347.17	11/05/2028
	51,794	12,949	(13)	559.78	11/15/2029
	23,573	--		559.78	11/15/2029
	28,416	42,623	(15)	560.81	11/11/2030
	16,489	--		560.81	11/11/2030
	--	105,000	(16)	629.11	08/06/2031

(1)

Remaining unvested options vest as follows: 5% of the total award if the AOP is at least $127.06 and 20% of the total award if the AOP is at least $192.10 per diluted share in fiscal 2022. “AOP” is EBITDA times an acquisition-weighted EBITDA multiple minus net debt divided by diluted shares.

(2)	Options vest as follows: 25% if AOP is at least $236.40 in 2024 and 100% if AOP is at least $288.12 in 2024.

(3)	Options vest as follows 25% if AOP is at least $260.04 in 2025 and 100% if AOP is at least $338.55 in 2025.

(4)	Remaining unvested options vest as follows: 12.5% of the total award if the AOP is at least $127.06 and 20% of the total award if the AOP is at least $192.10 per diluted share in 2022.

(5)

Remaining unvested options vest as follows: 5% of the total award if the AOP is at least $195.37and 20% of the total award if the AOP is at least $208.69 per diluted share in 2022 and 5% of the total award if the AOP is at least $214.91 and 20% of the total award if the AOP is at least $245.21 per diluted share in 2023.

(6)

Remaining unvested options vest as follows: 5% of the total award if the AOP is at least $195.37 and 20% of the total award if the AOP is at least $208.69 per diluted share in 2022, 5% of the total award if the AOP is at least $214.91 and 20% of the total award if the AOP is at least $245.21 per diluted share in 2023, 5% of the total award if the AOP is at least $236.40 and 20% of the total award if the AOP is at least $288.12 per diluted share in 2024 and 5% of the total award if the AOP is at least $260.04 and 20% of the total award if the AOP is at least $338.55 per diluted share in 2025.

(7)	12,600 options are held in trust for the benefit of Mr. Valladares’ children.

(8)

Remaining unvested options vest as follows: 12.5% of the total award if the AOP is at least $195.37 and 50% of the total award if the AOP is at least $208.69 in 2022. Upon Mr. Henderson’s retirement on December 31, 2021, he forfeited 1,700 of the 8,500 options reported as unvested.

(9)

Remaining unvested options vest as follows: 5% of the total award if the AOP is at least $195.37 and 20% of the total award if the AOP is at least $208.69 in 2022, 5% of the total award if the AOP is at least $214.91 and 20% of the total award if the AOP is at least $245.21 in 2023 and 5% of the total award if the AOP is at least $236.40 and 20% of the total award if the AOP is at least $288.12 in 2024.

(10)

Options vest as follows: 12.5% if the AOP is at least $236.40 and 50% if the AOP is at least $288.12 per diluted share in 2024 and 12.5% if the AOP is at least $260.04 and 50% if the AOP is at least $338.55 per diluted share in 2025. Upon Mr. Henderson’s retirement on December 31, 2021, he forfeited 17,700 of the 22,125 options reported as unvested.

(11)	All options held in trust for the benefit of Mr. Henderson’s family.

(12)

Options vest as follows: 12.5% if the AOP is at least $195.37 and 50% if the AOP is at least $208.69 per diluted share in 2022 and 12.5% if the AOP is at least $214.91 and 50% if the AOP is at least $245.21 per diluted share in 2023. Upon Mr. Henderson’s retirement on December 31, 2021, he forfeited 12,000 of the 60,000 unvested options.

(13)

Remaining unvested options vest as follows: 5% of the total award if the AOP is at least $195.37 and 20% of the total award if the AOP is at least $208.69 per diluted share in 2022. Upon Mr. Henderson’s retirement on December 31, 2021, he forfeited 764 of the 1,274 options reported as unvested.

(14)	Held in trust for the benefit of Mr. Howley’s family.

(15)

Remaining options vest as follows: 10% if the AOP is at least $195.37 and 40% if the AOP is at least $208.69 per diluted share in 2022, and 5% if the AOP is at least $214.91 and 20% if the AOP is at least $245.21 per diluted share in 2023.

(16)

Options vest as follows: 10% if the AOP is at least $195.37 and 40% if the AOP is at least $208.69 per diluted share in 2022, 10% if the AOP is at least $214.91 and 40% if the AOP is at least $245.21 per diluted share in 2023, and 5% if the AOP is at least $236.40 and 20% if the AOP is at least $288.12 per diluted share in 2024.

Option Exercises in Last Fiscal Year

The following table sets forth information with respect to the number of shares acquired by the named executive officers upon exercise of options and the value realized through such exercise during fiscal 2021.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Kevin Stein	79,600	33,663,764
Michael Lisman	--	--
Jorge L. Valladares III	10,000	4,665,506
Sarah Wynne	--	--
Robert Henderson(1)	57,500	26,356,725
W. Nicholas Howley(2)	209,694	100,745,391
(1)	All options exercised were held by a trust for the benefit of Mr. Henderson’s family.
(2)	All options exercised were held by a trust for the benefit of Mr. Howley’s family.

Potential Payments Upon Termination or Change in Control

All of the named executive officers have severance benefits governed by their employment agreements.

Pursuant to the terms of his employment agreement, if Mr. Stein is terminated for cause (as defined in his employment agreement), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2021, Mr. Stein had no unpaid but accrued salary and benefits. If Mr. Stein is terminated for death or disability or without cause by TransDigm or voluntarily resigns for good reason (each as defined in the agreement and described under “Employment Agreements” below), he will receive (a) two times his annual salary, (b) two times the greater of (i) all bonuses paid or payable for the fiscal year immediately prior to the date of termination or (ii) bonuses for the fiscal year in which the date of termination occurs, determined in accordance with TransDigm’s annual incentive program, if any, and (C) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination.

Pursuant to the terms of their respective employment agreements, if Mr. Lisman, Mr. Valladares or Ms. Wynne is terminated for cause (as defined in the applicable employment agreement), he or she will receive only any unpaid but accrued base salary and benefits. As of September 30, 2021, none of Mr. Lisman, Mr. Valladares or Ms. Wynne had unpaid but accrued base salary or benefits. If Mr. Lisman, Mr. Valladares or Ms. Wynne is terminated by reason of death or disability or without cause by the Company or voluntarily resigns for good reason (each as defined in his or her agreement and described under “Employment Agreements” below), he or she will receive (a) 1.25 times his or her annual salary, (b) 1.25 times the greater of (i) all bonuses paid or payable to him or her for the fiscal year immediately prior to the date of termination or (ii) the target bonus for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, and (c) 18 times the monthly cost of the difference between his or her employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his or her termination. As of September 30, 2021, the severance provisions for Mr. Lisman and Ms. Wynne were slightly different and they would have received 15 times the amount described in clause (c) of the previous sentence, rather than 18 times. As of September 30, 2021, the severance provisions for Mr. Valladares were different and were the same as those described in the following paragraph with respect to Mr. Henderson.

Mr. Henderson retired on December 31, 2021. However, his prior employment agreement provided that if he were terminated for cause, he would have received only any unpaid but accrued base salary and benefits. As of September 30, 2021, Mr. Henderson had no unpaid but accrued base salary or benefits. If Mr. Henderson had been terminated by reason of death or disability or without cause by the Company or voluntarily resigned for good reason, he would have received, after 90 days’ notice in the case of termination without cause, (a) one times his annual salary, (b) one times the greater of (i) all bonuses paid or payable to the executive for the fiscal year immediately prior to the date of termination or (ii) bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination.

Mr. Howley was not an employee on September 30, 2021.

In addition, certain option grants for Mr. Stein, Mr. Lisman, Mr. Valladares, Ms. Wynne and Mr. Henderson have post-employment vesting provisions. If any of them had died, become disabled, been terminated by TransDigm without cause or resigned his or her employment for good reason on September 30, 2021, he or she would have had options be permitted to vest in accordance with their terms as set forth in the table below. Mr. Howley has similar provisions in his option agreement that would apply if he were no longer on the Board or serving as Chairman.

Name	Number of Unvested Options	Option Expiration Date	Number of Options Permitted to Continue to Vest upon Termination (9/30/21)
Kevin Stein	42,700	04/25/2028	25,620
	50,000	11/15/2029	10,000
	68,000	11/11/2030	--
Michael Lisman	550	11/08/2027	--
	1,620	01/24/2028	--
	48,000	11/05/2028	19,200
	46,160	11/11/2030	--
Jorge L. Valladares III	32,500	11/08/2027	19,500
	24,400	11/05/2028	9,760
	3,400	04/25/2029	1,360
	21,300	11/15/2029	4,260
	58,300	11/11/2030	--
Sarah Wynne	2,340	11/05/2028	936
	6,000	11/15/2029	1,200
	14,400	11/11/2030	--
Robert Henderson	8,500	11/08/2027	5,100
	60,000	11/05/2028	24,000
	22,125	11/11/2030	--
	1,274	11/11/2030	--
W. Nicholas Howley	12,949	11/15/2029	10,359
	42,623	11/11/2030	--
	105,000	08/06/2031	--

TransDigm’s equity plans have provisions for accelerated vesting in certain circumstances on a change in control. If a change in control had occurred on September 30, 2021, Mr. Stein, Mr. Lisman, Mr. Valladares, Ms. Wynne, Mr. Henderson and Mr. Howley would have had 160,700, 96,330, 139,900, 22,700, 91,899 and 160,572 options, respectively, vest, with a realized value of $20,383,293, $16,964,627, $23,405,179, $1,956,000, $21,022,520 and $3,556,608, respectively (assuming the change in control price was $624.57, the closing price of our stock on the NYSE on September 30, 2021).

In sum, had a change in control or termination for the various reasons set forth below occurred on September 30, 2021, the named executive officers would have been entitled to receive the following aggregate amounts:

Name	Change in Control ($)(1)	Termination for Cause ($)	Termination without Cause ($)	Termination for Death/ Disability ($)	Voluntary Termination for Good Reason ($)	Voluntary Termination Without Good Reason ($)
Kevin Stein	20,383,923	--	6,083,501	6,083,501	6,083,501	--
Michael Lisman	16,964,627	--	1,521,775	1,521,775	1,521,775	--
Jorge L. Valladares III	23,405,179	--	1,384,168	1,384,168	1,384,168	--
Sarah Wynne	1,956,000	--	984,987	984,987	984,987	--
Robert Henderson	21,022,520	--	873,384	873,384	873,384	--
W. Nicholas Howley	3,556,608	--	--	--	--	--

(1)

Amounts assume that the named executive officer was not terminated in connection with the change in control. If the named executive was terminated without Cause in connection with a change in control, his compensation would also include amounts listed in the column for Termination Without Cause.

Employment Agreements

On commencement of his employment in October 2014, Mr. Stein entered into an employment agreement with TransDigm to serve as Chief Operating Officer. The agreement, pursuant to which Mr. Stein currently serves as Chief Executive Officer, was most recently amended in April 2018. Unless earlier terminated by TransDigm or Mr. Stein, the current term of Mr. Stein’s employment expires October 1, 2024. The agreement does not have a provision for automatic renewal.

Mr. Lisman entered into an employment agreement with TransDigm in July 2018 in connection with his promotion to Chief Financial Officer. The agreement was amended in November 2021 to modify the severance provisions to include 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, instead of 15 times such amount. Unless earlier terminated by TransDigm or Mr. Lisman the term of his agreement extends until December 31, 2023, with no automatic right of renewal.

Mr. Valladares entered into an employment agreement with TransDigm in October 2013, which has been amended most recently in November 2021. The most recent amendment: (1) removed the requirement for 90-day notice of termination, (2) modified the severance provisions from one times severance and bonus to 1.25 severance and bonus, (3) eliminated Mr. Valladares’ opportunity to cure a default in the event of a termination for cause, and (4) added a requirement for Mr. Valladares to sign a release in order to receive severance. Mr. Valladares currently serves as Chief Operating Officer. Unless earlier terminated by TransDigm or Mr. Valladares the term of his agreement extends until October 1, 2023, with no automatic right of renewal.

Ms. Wynne entered into an employment agreement with TransDigm in November 2018. The agreement was amended in November 2021 to modify the severance provisions to include 18 times the month cost of the difference between her employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, instead of 15 times such amount. Unless earlier terminated by TransDigm or Ms. Wynne, the term of her agreement extends until October 1, 2023 with no automatic right of renewal.

Mr. Henderson and Mr. Howley are no longer employees. Mr. Henderson retired on December 31, 2021. Mr. Howley transitioned from an employee to a non-employee Chairman in August 2021. Mr. Howley’s employment agreement was terminated, other than the non-competition and non-solicitation covenants that were contained therein which will continue until September 20, 2023 and the non-disclosure obligations which will continue indefinitely.

The employment agreements provide that if a named executive officer is terminated for any reason, he or she will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by TransDigm. In addition, if his or her employment is terminated:

•	without cause (as defined in his or her employment agreement)

•

by the named executive officer for certain enumerated good reasons, which include: a material diminution in his or her title, duties or responsibilities, without his or her prior written consent; a reduction of his or her aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his or her prior written consent; TransDigm requires him or her, without his or her prior written consent, to be based at any location that requires a relocation greater than 30 miles from his or her current office; or any material breach of this Agreement by TransDigm; or, solely in the case of Mr. Stein, TransDigm’s refusal to amend the agreement to extend the term or any renewal thereof at least one year or enter into a new agreement on substantially similar terms without providing him with comparable severance; or

•	due to his or her death or disability (as defined in his or her employment agreement),

then TransDigm will pay the severance described elsewhere in this proxy statement.

During the term of each executive officer’s employment and following any termination of his employment, for a period of (a) 24 months in the case of Mr. Stein and (b) 12 months in the case of a termination without cause or for enumerated good reasons or 24 months in the event of voluntary termination without enumerated good reasons or termination for cause in the case of the other named executive officers, the executive officer will be prohibited from engaging in any business that competes with any business of TransDigm or its subsidiaries. In addition, during the term of employment and for the two-year period following the termination of each executive officer’s employment for any reason, he or she will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, TransDigm during the 12-month period prior to the date of the termination of his or her employment, to terminate their employment or consulting relationship with TransDigm. Under the terms of his or her employment agreement, each executive officer is also subject to certain confidentiality and non-disclosure obligations, and TransDigm has agreed, so long as the executive officer is not in breach of certain of his or her obligations under his or her employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him or her in connection with any action, suit or proceeding to which he may be made a party by reason of being or having been a director, officer or employee of TransDigm or serving or having served any other enterprise as a director, officer or employee at TransDigm’s request.

2021 CEO Pay Ratio

The SEC requires us to disclose the annual total compensation of each of Mr. Stein (our Chief Executive Officer) and our median employee, as well as the ratio of their respective annual total compensation to each other (in each case, with annual total compensation calculated in accordance with SEC rules applicable to the Summary Compensation Table). In fiscal 2021, Mr. Stein’s annual total compensation was $21,484,504. Our median employee’s annual total compensation was $58,837. The ratio of Mr. Stein’s annual total compensation to our median employee’s annual total compensation was 365:1.

As permitted by SEC rules, we used the same median employee that we had identified in 2020, since there had been no change in our employee population or employee compensation arrangements that we reasonably believed would result in a significant change to the pay ratio disclosure. Last year, we identified the median employee by calculating total cash compensation (base salary, including overtime, and cash incentive compensation, where applicable) of all persons employed by us as of our fiscal year-end 2020. Once we identified our median employee, we re-calculated such employee’s annual total compensation consistent with the summary compensation table for purpose of determining the ratio of Mr. Stein’s annual total compensation to such employee’s total compensation.

PROPOSALS

Proposal No. 1 – Election of Directors

The Board has nominated Mr. Barr, Ms. Cronin, Mr. Dunn, Mr. Graff, Mr. Hennessy, Mr. Howley, Mr. McCullough, Ms. Santana, Mr. Small, Mr. Staer, and Mr. Stein to be elected to serve on our Board until the next annual meeting of stockholders and until their successors are duly elected and qualified.

At the annual meeting, proxies cannot be voted for a greater number of individuals than the 11 nominees named in this Proxy Statement. Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s 11 nominees.

Each of the directors nominated by the Board has consented to serving as a nominee, being named in this proxy statement, and serving on the Board if elected. Each director elected at the annual meeting will be elected to serve a one-year term. If any nominee is unable to serve or otherwise will not serve as a director at the time of the annual meeting, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy.

For more information on the director nominees, please see the biographies of the director nominees beginning on page 13.

The 11 nominees receiving the greatest number of votes ‘FOR’ election will be elected as directors. If you do not vote for a particular director nominee, or if you indicate ‘WITHHOLD AUTHORITY’ for a particular nominee on your proxy form, your vote will not count either for or against the nominee. If your shares are held in “street name” by a broker or nominee indicating on a proxy that it does not have authority to vote on this or any other proposal, this will result in a “broker non-vote,” which will not count as a vote for or a vote against any of the nominees.

The Board of Directors recommends that the stockholders vote FOR the nominees for election set forth above.

Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has re-appointed Ernst & Young LLP as TransDigm’s independent registered public accounting firm and as auditors of TransDigm’s consolidated financial statements for 2022. The Audit Committee reviews the performance of the independent registered public accounting firm annually. In making the determination to re-appoint Ernst & Young for 2022, the Audit Committee considered, among other factors, the independence and performance of Ernst & Young, and the quality and candor of Ernst & Young’s communications with the Audit Committee and management. Ernst & Young has served as TransDigm’s independent registered public accounting firm since 2004.

At the Annual Meeting, our stockholders are being asked to ratify the appointment of Ernst & Young as TransDigm’s independent registered public accounting firm for 2022. Although ratification of the Audit Committee’s appointment of Ernst & Young is not required, we believe that stockholder ratification of the appointment is a good corporate governance practice. In the event of a negative vote on this proposal, the Audit Committee will reconsider its selection. In such event, the Audit Committee may retain Ernst & Young notwithstanding the fact that the stockholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the stockholders.

Even if this appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of TransDigm and its stockholders. A representative of Ernst & Young is expected to be present at the Annual Meeting, will have an opportunity to make a statement if desired, and will be available to respond to questions.

Fees Paid to Auditors

The following table shows the fees billed by TransDigm’s independent registered public accounting firm for the years ended September 30, 2021 and September 30, 2020 (in dollars).

	FY 2021	FY 2020

Audit Fees(1)	7,519,000	7,013,000

Audit-Related Fees(2)	238,000	65,000

Tax Fees(3)	1,218,000	1,000,000

All Other Fees(4)	8,000	15,000

(1)

Audit fees are fees for professional services rendered in connection with the audit of our annual consolidated financial statements and internal control over financial reporting, certain statutory audits required for our international subsidiaries and reviews of our quarterly consolidated financial statements.

(2)	Audit related fees include M&A due diligence, employee benefit plans and other agreed-upon procedures and attestation engagements.
(3)

Tax fees include professional services rendered for tax compliance and tax advisory services. These services include the review of certain tax returns, tax audit assistance and advising on legal entity restructuring.

(4)	All other fees include publications and online subscriptions/content.

Audit Committee Pre-Approval Policy

The Audit Committee must pre-approve any audit or permissible non-audit services. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. All non-audit services were preapproved by the Audit Committee.

Although the Audit Committee may select our independent accountants without stockholder approval, the Audit Committee will consider the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal to be a ratification by the stockholders of the selection of Ernst & Young LLP as TransDigm’s independent accountants. Abstentions will have the same effect as a vote against the proposal. Ratification of the Audit Committee’s selection of the Company’s independent accountants is a “routine” matter so there should be no broker non-votes.

The Board of Directors unanimously recommends that stockholders vote FOR Proposal 2

Proposal No. 3 – Advisory Vote on Executive Compensation

Our executive compensation program is designed to motivate and reward exceptional performance. We believe that the compensation of our named executive officers appropriately reflects and rewards their significant contributions to TransDigm’s strong performance over the long- and short-term. In the past year or so, we have made several changes to our compensation in response to stockholder feedback, including:

•	Eliminating overlapping metrics in our long-term and short-term incentive plans
•	Adopting a policy that we will not use discretion in vesting performance-based options in the future
•	Adopting a policy that we will not make discretionary amendments to any then current-year performance targets in the future
•	Re-implementing annual operating performance criteria for option vesting for fiscal year 2022 and beyond (including for options granted in 2020-21)
•	Eliminating alternate market vesting in options starting last year, in fiscal 2021
•

Eliminating cash dividend equivalents for directors (including our CEO) for future dividends, such that directors will only receive adjustment of the exercise price of the options as contemplated by our stock option plan

•	Terminating the executive chair employment agreement early to eliminate dual CEO compensation starting in fiscal 2022

The following proposal provides stockholders the opportunity to cast an advisory vote on our compensation for named executive officers (a “say-on-pay vote”) by voting for or against the following resolution. As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee will consider the results of the vote when making future compensation decisions for TransDigm’s named executive officers.

“RESOLVED, that the stockholders approve the compensation of TransDigm’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “EXECUTIVE COMPENSATION” in this proxy statement.”

The approval of executive compensation is an advisory vote; however, the Board of Directors and the Compensation Committee will consider the affirmative vote of a majority of shares present in person or by proxy and entitled to vote on the proposal as approval of the compensation paid to the Company’s named executive officers. Broker non-votes will not have a positive or negative effect on the outcome of the proposal. Abstentions will have the same effect as a vote against the proposal.

The Board of Directors unanimously recommends that you vote FOR proposal 3

Other Matters

TransDigm knows of no other matters to be submitted to stockholders at the Annual Meeting, other than the proposals identified in this Proxy Statement. If any other matters properly come before stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

OTHER INFORMATION

This section includes the Audit Committee Report, information about stock ownership and other general information.

Audit Committee Report

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of TransDigm’s accounting, auditing and financial reporting practices. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and TransDigm’s independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained a formal written statement from the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and TransDigm that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered accounting firm all matters required to be discussed pursuant to auditing standards adopted by the Public Company Accounting Oversight Board.

The Audit Committee reviewed and discussed TransDigm’s audited financial statements for the year ended September 30, 2021 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of TransDigm’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that TransDigm’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2021 for filing with the Securities and Exchange Commission.

Audit Committee

Sean P. Hennessy, Chairman

Jane Cronin

Gary E. McCullough

Michele Santana

John Staer

Security Ownership of Certain Beneficial Holders and Management

The following table sets forth information regarding the beneficial ownership of TransDigm common stock as of May 18, 2022 with respect to each person known to be a beneficial owner of more than five percent of the outstanding common stock.

Name and Address of Beneficial Holder	Amount and Nature of Beneficial Ownership	Percentage of Class (4)
Capital International Investors(1)	6,557,837	12.01%
333 South Hope Street, 55th Floor
Los Angeles, CA 90071
The Vanguard Group, Inc.(2)	5,602,332	10.26
100 Vanguard Blvd.
Malvern, PA 19355
Principal Global Investors, LLC (3)	3,084,248	5.65
801 Grand Avenue
Des Moines, IA 50392

(1)

Information obtained from a Schedule 13G/A filed by Capital International Investors on February 11, 2022 and a Form 13F-HR filed May 19, 2022 reporting holdings as of March 31, 2022. Capital International Investors has sole voting power over 6,555,428 shares.

(2)

Information obtained from a Schedule 13G/A filed by The Vanguard Group on March 9, 2022 and a Form 13F-HR filed May 13, 2022 by Vanguard Inc. reporting holdings as of March 31, 2022. Vanguard Group, Inc. has shared voting power over 74,333 shares.

(3)

Information obtained from a Schedule 13G filed by Principal Global Investors on February 15, 2022 and Form 13F-HR filed May 9, 2022 by Principal Financial Group Inc. reporting holdings as of March 31, 2022.

(4)	Percentage of ownership is based on 54,605,594 shares of common stock of TransDigm outstanding as of May 18, 2022.

The following table sets forth information regarding the beneficial ownership of TransDigm common stock as of May 18, 2022 with respect to each director and named executive officer and all directors and executive officers as a group. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. None of the shares held by directors or executive officers are pledged. The address for each individual listed below is c/o TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114.

	Amount and Nature of Beneficial Ownership(1)
Beneficial Owner	Shares	Shares Subject to Options Currently Exercisable or Exercisable within 60 Days	Total Number of Shares	Percentage of Class
David Barr	31,843	4,960	36,803	*
Jane Cronin	388	0	388	*
Mervin Dunn	1,762	13,088	14,850	*
Michael Graff(2)	23,016	5,480	28,496	*
Sean Hennessy	33,935	11,888	45,823	*
W. Nicholas Howley(3)	29,809.513	961,868	991,677.513	1.82
Raymond Laubenthal(4)	205,492	4,960	210,452	*
Gary E. McCullough	852	4,960	5,812	*
Michele Santana	461	2,925	3,386	*
Robert Small(5)	2,677,471	13,088	2,690,559	4.93
John Staer(6)	117	8,610	8,727	*
Kevin Stein(7)	8,158	280,600	288,758	*
Michael Lisman	2,309	93,770	96,079	*
Jorge L. Valladares III(8)	11,000	185,400	196,400	*
Sarah Wynne(9)	610	24,760	25,370	*
Robert Henderson(10)	10,000	208,605	218,605	*
All directors and officers as a group (16 persons)(11)	3,028,116.513	1,854,192	4,892,298.513	8.96
*	Less than 1%

(1)

Includes shares of which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3 under the Securities Exchange Act, as amended (the “Exchange Act”), within 60 days of May 1, 2022. The number of shares outstanding used in calculating the percentage of beneficial ownership for each person listed below includes the shares underlying options held by such persons that are exercisable within 60 days of May 18, 2022, but excludes shares underlying options held by any other person. Percentage of ownership is based on 54,605,594 shares of common stock of TransDigm outstanding as of May 18, 2022.

(2)

Includes 4,000 shares held by Mr. Graff as the trustee of certain trusts created for the benefit of his children, 13,096 shares held by a trustee of a trust created by Mr. Graff’s wife for the benefit of their children and 1,200 shares held directly by Mr. Graff’s wife.

(3)

Includes 8,262 shares held by Mr. Howley as trustee of a charitable foundation, 21,547.513 shares that are held by Mr. Howley as trustee of a trust for the benefit of his family and options to purchase 961,868 shares that are held by Mr. Howley as trustee of a trust for the benefit of his family.

(4)

Includes 48,897 shares held in trust for the benefit of Mr. Laubenthal’s children. Mr. Laubenthal does not have any direct voting or dispositive power over the trust or economic interest therein and therefore, disclaims beneficial ownership.

(5)

Includes 2,575,967 shares held by entities related to Berkshire Partners LLC. Mr. Small disclaims beneficial ownership of all shares owned or controlled by the Berkshire entities except to the extent of any pecuniary interest therein. Also includes 60,044 shares held by Mr. Small as trustee over which he has voting power but does not have any economic interest.

(6)	Includes 26 shares held by Mr. Staer’s wife.

(7)	Includes 1,347 shares held in trust for the benefit of Mr. Stein’s family.

(8)	Includes options to purchase 12,600 shares that are held in trust for the benefit of Mr. Valladares’ children.

(9)	Includes 10 shares held by Ms. Wynne’s husband.

(10)	Mr. Henderson retired on December 31, 2021. Stock ownership based on last known information as of January 10, 2022.

(11)

Includes shares subject to options exercisable within 60 days of May 18, 2022. Includes (i) 4,000 shares held by Mr. Graff as trustee, 13,096 held by a trustee of a trust created by Mr. Graff’s wife and 1,200 shares held by Mr. Graff’s wife (see footnote (2)), (ii) 8,262 shares held by Mr. Howley as trustee of a charitable foundation, 21,547.513 shares held by Mr. Howley as trustee of a trust for the benefit of Mr. Howley’s family and options to purchase 961,868 shares held by Mr. Howley as trustee (see footnote (3)), (iii) 48,897 shares held in trust for the benefit of Mr. Laubenthal’s children (see footnote (4)), (iv) 2,575,967 shares held by entities related to Berkshire Partners LLC and 60,044 shares held by Mr. Small as trustee (see footnote (5)), (v) 26 shares held by Mr. Staer’s wife (see footnote (6)), (v) 1,347 shares held in trust for the benefit of Mr. Stein’s family (see footnote (7)), (vi) options to purchase 12,600 shares held in trust for the benefit of Mr. Valladares’ children (see footnote (8)), (vii) 10 shares held by Ms.Wynne’s husband (see footnote (9), and (viii) 4 shares held by Halle Martin as custodian for her children and one share held by her husband.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and owners of more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and representations from executive officers and directors that no other reports were required, in addition to late filings previously disclosed, during the fiscal year ended September 30, 2021, the Company is aware that (i) Mr. Henderson exercised 10,000 options and sold the shares received on such exercise on February 24, 2021; because of inadvertence on the part of a Company employee, the exercise and sale was not reported until December 9, 2021 when the transactions were uncovered during year-end reviews and (ii) Mr. Laubenthal made gifts between March 2020 and March 2021 and sold 10,000 in three transactions during May and June 2021, all of which were not reported until January 12, 2022; the transactions were not reported to the Company for filing by Mr. Laubenthal’s financial advisors as Mr. Laubenthal and the Company had reason to expect and were discovered by the Company in preparation of the beneficial ownership table.

General Information Regarding the 2022 Annual Meeting of Stockholders

Location, Date and Time and Record Date

Location:	1301 E. Ninth St., Suite 3000, Cleveland, Ohio 44114
Date:	Tuesday, July 12
Time:	9:00 am Eastern Time

The record date for the annual meeting is May 18, 2022. Only stockholders of record as of the close of business on this date are entitled to vote at the annual meeting.

You are invited to vote on the proposals described in this proxy statement because you were a TransDigm stockholder on the record date.

TransDigm is soliciting proxies for use at the annual meeting, including any postponements or adjournments. In the interest of saving time and money, TransDigm has opted to provide the Annual Report on Form 10-K for the year ended September 30, 2021 in lieu of producing a glossy annual report.

Attending the Annual Meeting

The meeting will be held at 1301 E Ninth Street, Suite 3000, Cleveland, Ohio 44114 on Tuesday, July 12, 2022, at 9:00 a.m. Eastern time. For directions to the meeting, call Investor Relations at 216-706-2945.

Only stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records, so you will need to bring a copy of your brokerage statement reflecting your ownership of shares of common stock as of the record date.

Even if you plan on attending the annual meeting, please vote in advance on the internet, by phone or by completing and returning your proxy card to ensure that your vote will be represented at the annual meeting.

In the unlikely event that we determine that holding an in-person meeting is inadvisable or in conflict with federal, state or local executive orders, the Company may decide to instead hold a virtual annual meeting. If we decide to use this format, we will make a public announcement as soon as practicable prior to the meeting. In such event, to attend and participate in the virtual annual meeting, stockholders will need to access the live audio webcast of the meeting. To do so, stockholders of record will need to visit www.virtualshareholdermeeting.com/TDG2022 and use their 16-digit control number provided with this proxy statement to login and beneficial owners will need to follow the instructions provided by the broker, bank or oter nominee that holds their shares. Further instructions on how to attend, participate in and vote at the virtual annua meeting will be available at www.virtualshareholdermeeting.com/TDG2022. Please note you will only be able to participate in the meeting using this website if we decide to use a virtual annual meeting instead of holding an in-person meeting in Cleveland, Ohio.

Proxy Materials

These materials were first sent or made available to stockholders on June 1, 2022, and include:

•	The Notice of 2022 Annual Meeting of Stockholders

•	This Proxy Statement for the Annual Meeting

•	TransDigm’s Annual Report on Form 10-K for the year ended September 30, 2021

If you received printed versions by mail, these printed proxy materials also include the proxy card or voting instruction form for the annual meeting.

TransDigm uses the internet as the primary means of furnishing proxy materials to stockholders. We are sending a Notice of Internet Availability of Proxy Materials to our stockholders with instructions on how to access the proxy materials online or request a printed copy of the materials.

Stockholders may follow the instructions in the Notice of Internet Availability to elect to receive future proxy materials in print by mail or electronically by email. We encourage stockholders to take advantage of the availability of the proxy materials online to help reduce the environmental impact of our annual meetings and reduce our printing and mailing costs.

Our proxy materials are also available at www.transdigm.com/investor-relations.

Eliminating Duplicate Mailings

We have adopted a procedure called “householding” whereby we may deliver a single copy of the notice of internet availability and, if you requested printed versions by mail, this proxy statement and the annual report to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of the stockholders. This procedure reduces the environmental impact of our meetings, reduces the volume of duplicate information stockholders receive and reduces printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards. Upon request, TransDigm will deliver promptly a separate copy of the notice of internet availability and, if you requested printed versions by mail, this proxy statement and the annual report to any stockholder that elects not to participate in householding. To receive, free of charge, a separate copy of the notice of internet availability and, if you requested printed versions by mail, this proxy statement or the annual report, or separate copies of any future notice, proxy statement, or annual report, you may write or call:

TransDigm Investor Relations

1301 E. Ninth Street, Suite 3000

Cleveland, OH 44114

Phone: (216) 706-2945

Email: ir@transdigm.com

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the bank, broker, or other organization that holds your shares to request information about eliminating duplicate mailings.

Quorum for the Annual Meeting

Holders of a majority of the shares entitled to vote at the annual meeting must be present at the annual meeting or represented by proxy for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum if you have properly voted by proxy prior to the meeting or you are entitled to vote and present at the annual meeting. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. If a quorum is not present, we may propose to adjourn the annual meeting and reconvene at a later date.

Proxy Solicitation Costs

TransDigm is paying the costs of the solicitation of proxies. We have retained Alliance Advisors LLC to assist in the distribution of proxy materials and the solicitation of proxies from brokerage firms, fiduciaries, custodians, and other similar organizations representing beneficial owners of shares for the annual meeting. We have agreed to pay Alliance Advisors a fee of approximately $22,000 plus out-of-pocket expenses. In addition to solicitations by mail, the proxy solicitor and directors, officers, and employees of TransDigm and its subsidiaries, without additional compensation, may solicit proxies on TransDigm’s behalf in person, by phone, or by electronic communication.

Voting

Each share of TransDigm common stock has one vote on each matter. Only “stockholders of record” as of the close of business on the record date are entitled to vote at the annual meeting. As of the record date, there were 54,605,594 shares of TransDigm common stock issued and outstanding. In addition to stockholders of record of TransDigm common stock, “beneficial owners of shares held in street name” as of the record date can vote using the methods described below.

Stockholders of Record. If your shares are registered directly in your name with TransDigm’s transfer agent, Computershare Trust Company, N.A., you are the stockholder of record with respect to those shares.

Beneficial Owners of Shares Held in Street Name. If your shares are held in an account at a bank, broker, or other organization, then you are the “beneficial owner of shares held in street name.” As a beneficial owner, you have the right to instruct the person or organization holding your shares how to vote your shares. Most individual stockholders are beneficial owners of shares held in street name.

Voting Procedures

There are three ways to vote:

•

Online Prior to the Annual Meeting. If you are a stockholder of record, you may vote by proxy by visiting www.proxyvote.com and entering the control number found in your notice of internet availability or proxy card. If you are a beneficial owner of shares held in street name, the availability of online voting may depend on the voting procedures of the organization that holds your shares. Your internet vote must be received by 11:59 p.m. Eastern time on Monday, July 11, 2022.

•

Phone. If you are a stockholder of record, you may vote by proxy by calling 1-800-690-6903. You will need the control number found in your notice of internet availability or proxy card. If you are a beneficial owner of shares held in street name, the availability of telephone voting may depend on the voting procedures of the organization that holds your shares. Your telephone vote must be received by 11:59 p.m. Eastern time on Monday, July 11, 2022.

•

Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form and you may vote by proxy by filling out the card or form and returning it in the envelope provided. If you are a beneficial owner of shares held in street name, you should complete the voting instruction card provided to you by your broker or nominee.

All shares represented by valid proxies received prior to the taking of the vote at the annual meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. Even if you plan on attending the annual meeting, we encourage you to vote your shares in advance online, by phone, or by mail to ensure that your vote will be represented at the meeting.

Revoking of Proxy

If you give a proxy, you may revoke it at any time by giving written notice to TransDigm at its principal address, by submitting a later dated proxy or by giving notice at the annual meeting. Your presence at the annual meeting, without any further action, will not revoke your previously granted proxy.

Uninstructed Shares

Stockholders of Record. If you are a stockholder of record and you indicate when voting online or by phone that you wish to vote as recommended by the Board or you sign and return a proxy statement without giving specific voting instructions then the persons named as proxy holders, Michael Lisman and Kevin Stein, will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as they may determine in their best judgment with respect to any other matters properly presented for a vote at the annual meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the broker that holds your shares with specific voting instructions, then such broker may generally vote your shares in their discretion on “routine” matters, but cannot vote on “non-routine” matters. Proposal No. 2 (the ratification of the appointment of Ernst & Young LLP as TransDigm’s independent registered public accounting firm for 2022) is a routine matter. A broker or other nominee may generally vote in their discretion on routine matters and therefore no broker non-votes are expected in connection with Proposal No. 2. Proposal No. 1 (the election of directors) and Proposal No. 3 (advisory vote to approve executive compensation) are non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares. This is generally referred to as a “broker non-vote.” Therefore, broker non-votes may exist in connection with Proposals No. 1 and No. 3.

STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

Stockholder Proposal for Inclusion in Proxy Statement. If a stockholder wants to submit, in accordance with SEC Rule 14a-8, a proposal for inclusion in our Proxy Statement and form of proxy for presentation at the Company’s 2023 Annual Meeting of Stockholders, the proposal must be provided in the manner set forth in SEC Rule 14a-8 and received by the Company at our principal executive offices at the address below by October 8, 2022. If a stockholder wants to propose any matter for consideration of the stockholders at the 2023 Annual Meeting of Stockholders other than a matter brought pursuant to SEC Rule 14a-8, our Bylaws require the stockholder to notify our Secretary in writing at the Company’s principal executive offices (address listed below) within a prescribed time period; that period is currently calculated to be April 13, 2023 to May 13, 2023, however the Company intends to hold its annual meeting earlier in 2023 and intends to announce revised dates for submission once the meeting date and mailing date have been set.

Stockholder Proposal Not Included in Proxy Statement. If a stockholder submits a proposal after the specified period set forth above, the proxies designated by the Board may exercise their discretionary voting authority with respect to any such proposal, without our discussing the proposal in our proxy materials.

Director Nomination for Inclusion in Proxy Statement. The Company’s bylaws provide proxy access to eligible stockholders. The proxy access bylaw provides that a stockholder, or group of up to 20 stockholders, that owns 3% or more of the Company’s outstanding common stock continuously for at least three years may submit director nominees for up to the greater of two directors or 20% of the Board seats provided that the stockholder and nominees satisfy the requirements specified in Article III, Section 4 of our bylaws (a “proxy access director nomination”). A stockholder’s notice of a proxy access director nomination must be delivered to the Company at its principal executive offices within a prescribed time period; that period is currently calculated to be January 2, 2023 to February 1, 2023, however the Company intends to hold its annual meeting earlier in 2023 and intends to announce revised dates for submission once the meeting date and mailing date have been set.

Director Nominations Not Included in Proxy Statement. If a stockholder does not meet the requirements for a proxy access director nomination, the stockholder may still nominate a director if the stockholder complies with certain procedures set forth in the Company’s Bylaws. These procedures provide that nominations for director must be submitted in writing to the Secretary of the Company at its principal executive offices. The Company must receive the notice of a stockholder’s intention to introduce a nomination at the Company’s 2023 Annual Meeting of Stockholders within a prescribed timed period; that period is currently calculated to be March 14, 2023 to April 13, 2023, however the Company intends to hold its annual meeting earlier in 2023 and intends to announce revised dates for submission once the meeting date and mailing date have been set. If a stockholder makes a director nomination that meets the requirements of the Bylaws but is not a proxy access director nomination, that nomination will not be discussed in our proxy materials.

The specific requirements and procedures for shareowner proposals, director nominations and proxy access director nominations are set forth in our bylaws. The Company reserves the right to reject, rule out of order, or to take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Notices of intention to present proposals or nominate directors at the 2023 Annual Meeting, and all supporting materials required by our bylaws, must be submitted to: TransDigm Group Incorporated, c/o Secretary, 1301 East 9th St., Suite 3000, Cleveland, OH 44114.

TRANSDIGM GROUP INCORPORATED THE TOWER AT ERIEVIEW 1301 EAST 9TH STREET, STE 3000 CLEVELAND, OH 44114

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on July 11, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on July 11, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS   PROXY   CARD   IS   VALID   ONLY   WHEN   SIGNED   AND   DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐

1.	Election of Directors
Nominees

01)	David Barr	02)	Jane M. Cronin	03)	Mervin Dunn	04)	Michael Graff	05)	Sean Hennessy
06)	W. Nicholas Howley	07)	Gary E. McCullough	08)	Michele Santana	09)	Robert Small	10)	John Staer
11)	Kevin Stein

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
2.	To ratify the selection of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending September 30, 2022.	☐	☐	☐
3.	To approve (in an advisory vote) compensation paid to the Company’s named executive officers.	☐	☐	☐
NOTE: In their discretion, to vote upon such other business as may properly come before the meeting, or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement, and Annual Report are available at www.proxyvote.com

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TRANSDIGM GROUP INCORPORATED

Annual Meeting of Stockholders

July 12, 2022 9:00 AM EDT

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Kevin Stein and Michael Lisman, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all shares of common stock of TransDigm Group Incorporated held of record by the undersigned on May 18, 2022 at the Annual Meeting of Stockholders to be held at 1301 East Ninth Street, 30th Floor, Cleveland, Ohio, 44114 on July 12, 2022, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present. Receipt of Notice of Annual Meeting of Stockholders and the related Proxy Statement dated June 1, 2022 is hereby acknowledged.

If no instructions are given, the proxies will vote to elect the director nominees listed in “Election of Directors”, will vote “FOR” Proposal 2 (ratification of the selection of the independent accountants) and Proposal 3 (approval of executive compensation).

Continued and to be signed on reverse side

Your Vote Counts!
TRANSDIGM GROUP INCORPORATED 2022 Annual Meeting Vote by July 11, 2022 11 :59 PM ET

TRANSDIGM GROUP INCORPORATED THE TOWER AT ERIEVIEW 1301 EAST 9TH STREET, STE 3000 CLEVELAND, OH 44114

 You invested in TRANSDIGM GROUP INCORPORATED and it’s time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on July 12, 2022.

 Get informed before you vote

View the Notice, Proxy Statement, and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to June 28, 2022. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

* Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the

upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items				Board Recommends

1.	Election of Directors

Nominees:

	01) David Barr 02) Jane M. Cronin 03) Mervin Dunn 04) Michael Graff	05) Sean Hennessy 06) W. Nicholas Howley 07) Gary E. McCullough 08) Michele Santana	09) Robert Small 10) John Staer 11) Kevin Stein	For

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending September 30, 2022.			For

3.	To approve (in an advisory vote) compensation paid to the Company’s named executive officers.			For

NOTE: In their discretion, to vote upon such other business as may properly come before the meeting, or any adjournment thereof.

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Sign up for E-delivery”.